UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

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BlueLinx Holdings Inc.
(Name of Registrant as Specified In Its Charter)

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BlueLinx Holdings Inc.
4300 Wildwood Parkway
Atlanta, Georgia 30339
April 18, 2017
Dear Stockholder:
I am pleased to invite you to the 2017 Annual Meeting of Stockholders of BlueLinx Holdings Inc. The meeting will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Thursday, May 18, 2017, at 11:00 a.m. Eastern Time. The matters to be voted upon at the meeting are listed in the accompanying notice of the Annual Meeting, and are described in more detail in the accompanying proxy statement and proxy card. Whether or not you plan to attend the Annual Meeting, please complete, date, sign, and mail promptly the enclosed proxy card in the envelope provided to ensure that your vote will be counted. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person.
On behalf of the Board of Directors, management, and associates of BlueLinx, I extend our appreciation for your continued support and look forward to meeting with you.

Very truly yours,
Mitchell B. Lewis
President and Chief Executive Officer

BLUELINX HOLDINGS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders of BlueLinx Holdings Inc. will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Thursday, May 18, 2017, at 11:00 a.m. Eastern Time, for the following purposes:

1.	to elect six directors to hold office until the 2018 annual meeting of stockholders, or until their successors are duly elected and qualified;

2.	to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for our current fiscal year ending December 30, 2017, which we refer to as “fiscal 2017;”

3.	to hold a non-binding, advisory vote to approve the executive compensation described in this Proxy Statement;

4.	to conduct a non-binding, advisory vote on the frequency of future advisory votes on executive compensation;

5.	to approve the BlueLinx Holdings Inc. 2017 Amended and Restated Short-Term Incentive Plan; and

6.	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on April 12, 2017, will be entitled to notice of and to vote at the meeting or any postponements or adjournments of the meeting.

The Board of Directors recommends voting FOR its nominees for director and FOR proposals 2, 3, and 5. The Board of Directors recommends a vote in favor of a frequency of ONE YEAR in proposal 4.

Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage-paid reply envelope. This will assist us in preparing for the meeting.

By Order of the Board of Directors,
Shyam K. Reddy
Senior Vice President, General Counsel and Secretary

April 18, 2017
Atlanta, Georgia

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 18, 2017

BlueLinx Holdings Inc. is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet.

You may access the following proxy materials as of the date they are first mailed to our stockholders by visiting www.proxyvote.com:

•Notice of 2017 Annual Meeting of Stockholders to be held on Thursday, May 18, 2017;
•Proxy Statement for 2017 Annual Meeting of Stockholders to be held on Thursday, May 18, 2017; and
•Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

These proxy materials are available free of charge and will remain available through the conclusion of the 2017 Annual Meeting of Stockholders. In accordance with SEC rules, the proxy materials on the site are searchable, readable, and printable; and the site does not have “cookies” or other tracking devices which identify visitors.

The enclosed proxy is being solicited by the Board of Directors of BlueLinx Holdings Inc. (“BlueLinx,” “us,” “we,” “our,” or the “Company”) for the 2017 Annual Meeting of Stockholders or any postponement or adjournment of the meeting, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.” References in this Proxy Statement to 2017 or fiscal 2017 refer to our current fiscal year, ending December 30, 2017. References to 2016 or fiscal 2016 refer to the fiscal year ended December 31, 2016. References to 2015 or fiscal 2015 refer to the fiscal year ended January 2, 2016. References to 2014 or fiscal 2014 refer to the fiscal year ended January 3, 2015. All fiscal years presented comprise a 52-week year.
Copies of this proxy statement, the form of proxy and the annual report will first be mailed to stockholders on or about April 18, 2017. The proxy statement and annual report are also available on the investor relations page of our website at www.BlueLinxCo.com and at www.proxyvote.com.
Attending the Annual Meeting
The Annual Meeting will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339, on Thursday, May 18, 2017, at 11:00 a.m. Eastern Time. For directions to the meeting please contact our investor relations department at 770-953-7000. Holders of our common stock as of the close of business on April 12, 2017, will be entitled to attend and vote at the meeting.

i

BLUELINX HOLDINGS INC.
4300 Wildwood Parkway
Atlanta, Georgia 30339
770-953-7000
GENERAL INFORMATION

Why did I receive this proxy statement?
This proxy statement is furnished in connection with the solicitation of proxies on behalf of our Board of Directors (the “Board”) to be voted at the annual meeting of our stockholders to be held on May 18, 2017, and any adjournment or postponement thereof, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.” The meeting will be held at our headquarters, 4300 Wildwood Parkway, Atlanta, Georgia 30339, on Thursday, May 18, 2017, at 11:00 a.m. Eastern Time. This proxy statement and accompanying proxy card are being first sent or given to our stockholders on or about April 18, 2017. Our Form 10-K for the fiscal year ended December 31, 2016, accompanies this proxy statement, as part of our 2016 Annual Report.
Who is soliciting my vote?
Our Board is soliciting your vote at the 2017 Annual Meeting of Stockholders of BlueLinx Holdings Inc.
Who is entitled to vote?
Only our stockholders of record at the close of business on April 12, 2017, the “Record Date,” are entitled to receive notice of the meeting, attend the meeting and to vote the shares of our common stock that they held on that date at the meeting, or any adjournment thereof. Each outstanding share that you own as of the Record Date entitles you to cast one vote on each matter to be voted upon.
Who can attend the meeting?
All stockholders of record as of the close of business on the Record Date, or their duly appointed proxies, may attend the meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.
Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. If you are a stockholder of record, your name will appear on our stockholder list.
What will I vote on?
Five items:

•	the election of six directors to our Board;

•	the ratification of BDO USA, LLP as our independent registered public accounting firm for our current fiscal year, which we refer to as “fiscal 2017;”

•	a non-binding, advisory, vote to approve the executive compensation described in this Proxy Statement;

•	a non-binding, advisory, vote on the frequency of future advisory votes on executive compensation; and

•	the approval of the BlueLinx Holdings Inc. 2017 Amended and Restated Short-Term Incentive Program.

Will there be any other items of business on the agenda?
We do not expect any other items of business at the meeting. Nonetheless, if an unforeseen matter is raised, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the meeting. These persons will use their best judgment in voting your proxy.
How many votes must be present to conduct business at the meeting?
The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the Record Date will constitute a quorum, permitting business to be conducted at the meeting. As of the Record Date, we had 9,070,317 shares of common stock outstanding. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
How do I vote?
If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?
Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing either a notice of revocation or a duly executed proxy bearing a later date with our Corporate Secretary, at our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. The powers of the proxy holder(s) will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
What are the recommendations of our Board of Directors?
Our Board recommends a vote FOR the election of the nominated slate of directors, FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal 2017, FOR the approval, on a non-binding, advisory basis, of the executive compensation described in this Proxy Statement, to conduct future advisory votes on executive compensation EVERY YEAR, and FOR the approval of the Company’s 2017 Amended and Restated Short-Term Incentive Plan.
What vote is required to approve each item?
Election of Directors. A nominee will be elected as a director if he receives a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. In other words, the six director nominees receiving the most votes will be elected. Broker non-votes or marking your proxy card to withhold authority for all or some nominees will have no effect on the election of directors.
Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote is required to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal 2017. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.
Approval on a non-binding, advisory basis of the compensation of the Company’s named executive officers. Adoption of a resolution approving, on a non-binding, advisory basis, the compensation of the

Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion of this proxy statement, requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal.
Approval on a non-binding, advisory basis of the frequency that stockholders will vote on compensation of the Company’s named executive officers. With respect to the frequency of future non-binding, advisory votes on the compensation of the Company’s named executive officers, approval of a frequency requires votes for that frequency from a majority of the votes cast on the matter at the Annual Meeting. Because stockholders have four choices (one year, two years, three years or abstain) on the advisory approval of a frequency of future advisory votes on the compensation of the Company’s named executive officers, it is possible that no frequency will receive a majority vote. If no frequency receives the affirmative vote of a majority of the votes cast, our Board intends to regard the frequency receiving the greatest number of votes as the recommendation of our stockholders. Abstentions and broker non-votes will not have any effect on the matter. The Board and the Compensation Committee will consider the outcome of the vote when making its determination regarding how frequently (every one, two or three years) over the next six years the advisory votes on the compensation of the Company’s named executive officers will be held, after which period another frequency vote will be held.
Approval of the BlueLinx Holdings Inc. 2017 Amended and Restated Short-Term Incentive Plan. Approval of the BlueLinx Holdings Inc. 2017 Amended and Restated Short-Term Incentive Plan requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal.

What if I don’t vote for some or all of the matters listed on my proxy card?
If you are a registered stockholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not indicate a vote on:

•	FOR the director nominees to the Board listed on the proxy card;

•	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal 2017;

•	FOR the approval of the executive compensation described in this Proxy Statement;

•	For a frequency of ONE YEAR with respect to the frequency that stockholders will vote on our executive compensation;

•	FOR the approval of the BlueLinx Holdings Inc. 2017 Amended and Restated Short-Term Incentive Plan.
How will proxies be solicited?
Proxies will be solicited by mail. Proxies may also be solicited by our officers and regular employees personally or by telephone or facsimile, but such persons will not be specifically compensated for such services. Banks, brokers, nominees, and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our common stock. We will pay the expense of preparing, assembling, printing, mailing, and soliciting proxies.
Is there electronic access to the proxy materials and annual report?
Yes. The materials will be available, as of the date they were first mailed to our stockholders, by visiting www.proxyvote.com. In addition, this proxy statement and our Annual Report on Form 10-K are available on our website at www.BlueLinxCo.com.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board is currently authorized to consist of nine members and we currently have seven members, each with terms expiring at the 2017 Annual Meeting of Stockholders. Our Board, based on the recommendation of our Nominating and Governance Committee, nominated six candidates for election at the 2017 Annual Meeting of Stockholders. Accordingly, we will have three vacancies on our Board following the 2017 Annual Meeting of Stockholders. Messrs. Grant and Warner have decided to retire as directors of the Company when their current term expires at the 2017 Annual Meeting of Stockholders, and accordingly, have chosen not to stand for re-election at the 2017 Annual Meeting of Stockholders. Pursuant to the Company’s Bylaws, the Board has nominated the six persons listed below for election as directors of the Company at the 2017 Annual Meeting of Stockholders to comprise our entire Board. Our Nominating and Governance Committee has engaged a third party search firm to seek qualified candidates to fill one vacancy on our Board. Our Nominating and Governance Committee does not intend at this time to seek qualified candidates to fill the remaining two vacancies on our Board. At the 2017 Annual Meeting of Stockholders, proxies cannot be voted for a greater number of individuals than the six nominees named in this Proxy Statement. Mr. J. David Smith has been nominated for election and has consented to stand for election. Mr. J. David Smith was initially identified as a potential director by the Chief Executive Officer of the Company. Each of the other nominees listed below has been nominated for re-election and has consented to stand for re-election.
The terms of all of the members of our Board will expire at the next annual meeting after their election, or when their successors are elected and appointed. If you do not wish your shares of common stock to be voted for particular nominees, you may so indicate on the enclosed proxy card. If, for any reason, any of the nominees become unavailable for election, the individuals named in the enclosed proxy card may exercise their discretion to vote for any substitutes proposed by the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve.
Our Board unanimously recommends a vote FOR each of the following nominees:
•Dominic DiNapoli
•Kim S. Fennebresque
•Mitchell B. Lewis
•Steven F. Mayer
•Alan H. Schumacher
•J. David Smith
Biographical and other information about these nominees can be found under “Identification of Executive Officers and Directors” elsewhere in this proxy statement.

PROPOSAL 2:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected BDO USA, LLP to serve as our independent registered public accounting firm for fiscal 2017. BDO USA, LLP has served as our independent registered public accounting firm since April 8, 2015.
While stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise, our Board is submitting the selection of BDO USA, LLP to our stockholders for ratification. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.
BDO USA, LLP has advised us that it has no direct, nor any material indirect, financial interest in us or any of our subsidiaries. We expect that representatives of BDO USA, LLP will be present at the meeting to make any statement they may desire and to respond to appropriate questions from our stockholders.
Fees Paid To Independent Registered Public Accounting Firm
The following table presents the aggregate fees billed by BDO USA, LLP for professional services for fiscal 2016 and fiscal 2015, respectively, by category as described in the notes to the table:

	2016	2015
Audit Fees (1)	$970,852	$858,696
All Other Fees (2)	—	—
TOTAL (3)	$970,852	$858,696

(1)
Consists of fees related to audits of our consolidated financial statements, reviews of interim financial statements, and disclosures in filings with the Securities and Exchange Commission (“SEC”). Audit fees also included fees related to the audit of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Consist of fees for permitted services other than those that meet the criteria above.

(3)
There were no Audit-Related Fees, fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees” in fiscal 2016 and fiscal 2015. There were no Tax Fees, fees for professional services provided for the review of tax returns prepared by the company; assistance with international tax compliance; or assistance related to the tax impact of proposed and completed transactions in fiscal 2016 and fiscal 2015.

Pre-Approval of Audit and Non-Audit Services
The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all material audit services and non-audit services to be performed for us by our independent registered public accounting firm. All audit and non-audit work described above was pre-approved by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals. The decisions of any such member shall be presented to the full Audit Committee at each of its scheduled meetings.
Our Board recommends a vote FOR the ratification of BDO USA, LLP as our independent registered public accounting firm for fiscal 2017.

PROPOSAL 3:
NON-BINDING, ADVISORY VOTE TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Exchange Act, we seek a non-binding, advisory vote from our stockholders to approve the compensation of our executives as described under “Compensation Discussion and Analysis” (“CD&A”) and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. This proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to express their views on our executive compensation. Because your vote is advisory, it will not be binding on the Board. However, the Compensation Committee will take into account the outcome of the vote when making future executive compensation decisions. At our 2011 Annual Meeting, our stockholders voted to hold a stockholder advisory vote to approve the compensation of the Company’s named executive officers annually. Accordingly, we presently intend to hold annual say-on-pay votes. At our 2016 Annual Meeting of Stockholders, our stockholders approved our say-on-pay proposal, with over 97 percent of the votes cast approving the 2015 executive compensation described in our 2016 proxy statement. Based on this strong support from our stockholders, we believe our compensation programs are effectively designed and continue to be aligned with the interests of our stockholders.
As discussed below in our Compensation Discussion & Analysis, our primary goal is to establish a compensation program that serves the long-term interests of the Company and our stockholders by aligning management’s interests with that of our stockholders through equity ownership and by promoting the attainment of certain individual and corporate goals. In addition, our compensation program is designed to attract and retain top quality executives with the qualifications necessary for the long-term financial success of the Company. Key elements of our compensation philosophy include:

•	Compensation decisions are driven by a pay-for-performance philosophy, which takes into account performance by both the Company and the individual;

•	Performance is determined with reference to pre-established goals, both with respect to the Company and the individual, which we believe enhances the individual executive’s performance;

•	Where possible, a significant component of total direct compensation should consist of variable compensation;

•	Total compensation opportunity should be comparable to the median ranges in the marketplace within which we compete; and

•	Increased compensation can be earned through an individual’s increased contribution to the Company.
The Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards serving the long-term interests of the Company and our stockholders. The Board believes that the executive compensation as described in this proxy statement aligns with our compensation philosophy.
Our Board recommends a vote FOR the following non-binding, advisory resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, the compensation tables and narrative discussion, is hereby approved.”

PROPOSAL 4:

ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to vote on whether future non-binding, advisory votes on executive compensation of the nature reflected in Proposal 3 should occur every year, every two years, or every three years. The Company has held annual say-on-pay votes since 2011.
While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures. However, stockholders should note that because the non-binding, advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s non-binding, advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders. We believe that an annual non-binding, advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters (including the Company’s practice of having all directors elected annually and annually providing stockholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices.
This non-binding, advisory vote on the frequency of future non-binding, advisory votes on executive compensation is non-binding on the Board of Directors. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct non-binding, advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote to conduct future advisory votes on the compensation of our named executive officers EVERY YEAR.

PROPOSAL 5:
APPROVAL OF THE BLUELINX HOLDINGS INC. 2017 AMENDED AND RESTATED SHORT-TERM INCENTIVE PLAN

On March 8, 2017, the Compensation Committee approved the BlueLinx Holdings Inc. 2017 Amended and Restated Short-Term Incentive Plan (as Amended and Restated Effective January 1, 2017 (the “2017 STIP”)). The 2017 STIP amends and restates in its entirety the BlueLinx Holdings Inc. Short-Term Incentive Plan (the “Prior Plan”), as previously amended and restated.
In general, Section 162(m) of the Code provides that a publicly held corporation may not deduct for federal income tax purposes, with respect to any tax year of the corporation, compensation paid to certain executives for such tax year to the extent such compensation exceeds $1,000,000 unless (i) such compensation is based on, and paid solely on the account of achievement of, certain pre-established objective performance goals, which are established by two or more “outside directors” and based on business criteria set forth in the plan or the requirements set forth in the plan and the awards are met, and (ii) the plan’s terms are disclosed to and approved by the corporation’s stockholders. The Board is requesting stockholder approval of the STIP in order for the Company to have the ability to structure incentive compensation to avoid having the $1 million deduction limit of Section 162(m) of the Code applied to certain parts of awards to be granted under the 2017 STIP.
For the foregoing reasons, the Board is asking the stockholders of the Company for, and recommends, the approval of the 2017 STIP.
The principal terms of the 2017 STIP are described below. The full text of the 2017 STIP is set forth in Appendix “A” of this Proxy Statement and the following discussion is qualified in its entirety by reference to such text.
Purpose of Plan The purpose of the 2017 STIP, as proposed by this Proposal 5, is to permit the Company, through awards of annual bonuses, to reinforce the importance of teamwork for corporate success and to motivate employees to achieve maximum profitability and success of the Company.
Administration The 2017 STIP will be administered by the Board’s Compensation Committee. Subject to the limits and terms of the plan, the Committee will (i) interpret the 2017 STIP, (ii) establish rules and regulations relating to the operation of the 2017 STIP, (iii) determine the amount of any bonuses, (iv) appoint certain employees to act on its behalf as its representatives (except that such delegation is not permitted with respect to any bonuses that are intended to constitute performance-based compensation exempt from the $1 million deduction limit of Section 162(m) of the Code), and (iv) make all other determinations and take all other actions necessary or appropriate for the proper administration of the 2017 STIP. Determinations under the 2017 STIP with respect to the Company’s Chief Executive Officer and other executive officers for any bonuses that are intended to constitute performance-based compensation exempt from the $1 million deduction limit of Section 162(m) of the Code will be made by a sub-committee of the Committee which will consist of two or more persons, all of whom shall be “outside directors” within the meaning of Section 162(m) of the Code.
Employees To Whom Awards May Be Granted Awards may be granted under the 2017 STIP to full-time, salaried employees of the Company. As of April 12, 2017, the Company had approximately 115 salaried employees eligible to participate under the Plan.
Awards Not later than 90 days after the beginning of each fiscal year (and before the lapse of 25% of the period of service to which the performance goals relate), the Compensation Committee will establish performance goals for the year. The performance goals are the specific targets and objectives set by the Compensation Committee for any of the following performance measures: (a) Net earnings or net income (before or after taxes, depreciation and amortization); (b) Earnings per share; (c) Net sales or revenues or growth in net sales or revenues; (d) Net operating profit; (e) Return measures (including, but not limited to, return (net or gross) on assets, capital, working capital, inventory, equity, sales, or revenue); (f) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow returns on investment); (g) Earnings measures (including, but not limited to, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and/or amortization (EBITDA), earnings before interest, taxes, depreciation, amortization, and restructuring or rent costs (EBITDAR), or adjusted EBIT, EBITDA, or EBITDAR); (h) Gross or operating margins; (i) Productivity measures or ratios; (j) Share price (including, but not limited to, growth measures and total shareholder return); (k) Expense target; (l) Margins; (m) Operating efficiency; (n) Market share; (o) Customer satisfaction; (p) Working capital targets; (q) Debt, debt/capital ratio, debt to equity ratio, or debt reduction; and (r) Economic value added or EVA® (net operating profits after tax minus the sum of capital multiplied by the cost of capital).
The performance goals must be (i) objectively determinable and established in writing within the time period described above, (ii) uncertain of achievement at the time they are established, (iii) such that their achievement is determinable by a third party with knowledge of the relevant facts, and (iv) for the Chief Executive Officer and the other executive officers, for any bonuses that are intended to constitute performance-based compensation exempt from the $1 million deduction limit of

Section 162(m) of the Code, otherwise consistent with the requirements for performance-based compensation. The performance goals may be measured on a Company, subsidiary, affiliate, division, business unit, service line, segment or geographic basis or any combination thereof. The performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or published or special indexes or other external measures and may include or exclude any extraordinary or non-reoccurring items. The performance goals may, but need not be, based upon an increase or positive result under any of the foregoing criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific criteria). The performance goals for any bonuses that are intended to constitute performance-based compensation exempt from the $1 million deduction limit of Section 162(m) of the Code may not include solely the mere continued employment of the participant. However, any bonus under the STIP may become payable contingent on the participant’s continuing employment, or employment as of the time the bonus becomes payable, in addition to the achievement of performance goals.
The bonus targets may be described as a percentage of the participants’ base salary at the time the performance goal is established, and may be expressed as a range of outcomes, such as “threshold,” “target” and “maximum,” based on the level of achievement of the performance goals.
The Company funds bonuses under the 2017 STIP out of a bonus pool, which is calculated in accordance with a formula specified in the 2017 STIP. The bonus pool consists of both a discretionary component and a non-discretionary component. Not later than the required time described above, the Compensation Committee will determine the percentage of the bonus pool to be allocated to each of the discretionary component and the non-discretionary component. The Compensation Committee, or the Compensation Committee’s delegates, will determine the amount of the discretionary component of the bonus pool, if any, to award each participant (other than the Chief Executive Officer and any other executive officer) after reviewing his or her individual performance and contribution to the Company. The amount of the discretionary component of the bonus pool awarded to the Chief Executive Officer or any other executive officer will be equal to the participant’s funding amount, which is a set amount, determined by an established formula, based on achievement of the respective performance goals (the “Participant Funding Amount”), which amount then will be subject to adjustment (but not increases for any bonuses that are intended to constitute qualified performance-based compensation exempt from the $1 million deduction limit of Section 162(m) of the Code) by the Compensation Committee, after reviewing his or her individual performance and contribution to the Company. The Compensation Committee retains the discretion to reduce (but not increase) the amount of any discretionary component otherwise awarded to the Chief Executive Officer or any other executive officer that is intended to constitute qualified performance-based compensation exempt from the $1 million deduction limit of Section 162(m) of the Code (including a reduction in such amount to zero). The non-discretionary component of the bonus pool for a fiscal year equals the total bonus pool multiplied by the percentage of the bonus pool allocated by the Compensation Committee to the non-discretionary component for the fiscal year. The non-discretionary component of the bonus pool is allocated among participants in an amount equal to his or her Participant Funding Amount multiplied by the Non-Discretionary Allocation Percentage. Notwithstanding the foregoing, in the event that the Compensation Committee determines that a participant’s performance warrants a lesser incentive compensation payment, the participant’s allocation may be reduced or forfeited. The non-discretionary component of the bonus pool may not be increased. The Compensation Committee will certify the achievement of the applicable performance goals before any bonuses will be paid. Bonuses will be paid, if at all, no later than 2 1/2 months following the end of the applicable year to which the bonuses relate.
In no event will any bonus payable to the Chief Executive Officer under the 2017 STIP for any fiscal year that is intended to constitute qualified performance-based compensation exempt from the $1 million deduction limit of Section 162(m) of the Code exceed $3,000,000, and in no event will any such bonus payable to any executive officer (other than the Chief Executive Officer) under the 2017 STIP for any fiscal year exceed $2,000,000.
New Plan Benefits The selection of eligible participants who may receive awards under the 2017 STIP, and the size and the types of awards subject to issuance, will be determined by the Compensation Committee in its discretion in accordance with the 2017 STIP. The amount of any such awards under the 2017 STIP are not determinable at this time due to corporate performance and other future requirements that may be included in the award. Therefore, it is not possible to predict the future benefit or amounts that will be received by, or allocated to, any participant or participants in future years. If the amendments to the 2017 STIP had been in place prior to the last fiscal year, we believe that the awards granted under the 2017 STIP would have been substantially similar to those shown under “Compensation of Executive Officers — Grants of Plan Based Awards for 2016” elsewhere in this proxy statement.
Change in Control. In the event of a change of control of the Company during any fiscal year, the Board of Directors, or a committee thereof, duly appointed to administer the 2017 STIP (“the Administrator”) may, in its sole discretion, take such action with respect to the 2017 STIP and any bonuses payable for such fiscal year or portion of the fiscal year as the Administrator determines is in the best interest of the Company.

Amendment and Termination. The 2017 STIP may be amended or terminated by the Board at any time, except that, to the extent required to satisfy the requirements of Section 162(m) of the Code, no amendment will be effective without the approval of the stockholders of the Company. In addition, no amendment will, after the 90th day of the fiscal year (or, if earlier, after 25% of the service period has elapsed), cause any bonuses payable under the 2017 STIP for the fiscal year to the Chief Executive Officer or the other executive officers that are intended to constitute qualified performance-based compensation exempt from the $1 million deduction limit of Section 162(m) of the Code to be increased as compared to the amount that would have been paid in accordance with the terms established within such period.
Federal Income Tax Consequences In general, any employee who receives an amount that is paid by reason of an award granted under the 2017 STIP must recognize for federal income tax consequences, at the time of the payment, ordinary compensation income (subject to income and employment tax withholding) equal to such amount, and the Company will be entitled to a deduction for the same amount.
Effect of Management Vote on Proposal Since the directors and officers of the Company beneficially own 205,844        shares of our common stock, or 2.29%% of the outstanding voting shares as of the Record Date, their votes on the proposal are not likely to have a material impact on whether this proposal is adopted.

Our Board recommends a vote FOR the adoption of the BlueLinx Holding Inc. 2017 Amended and Restated Short-Term Incentive Plan (as amended and restated effective January 1, 2017).

INFORMATION ABOUT THE BOARD OF DIRECTORS
Our Board met ten times during fiscal 2016. Each incumbent director attended at least 75% of the total of all Board and committee meetings the director was entitled to attend during fiscal 2016.
Our Board has reviewed the independence of each of its members based on the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable rules and regulations of the SEC, and applicable rules and regulations of the NYSE. The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between each Board member and the Company. We believe that, as of the date of our Annual Meeting, three of the current members of our Board do not meet the independence standards promulgated under the listing standards of the NYSE. Mr. Mayer is a current employee of Cerberus ABP Investor LLC, an affiliate of Cerberus Capital Management, L.P. (“Cerberus”), Mr. DiNapoli provides paid consulting services to Cerberus Operations and Advisory Company, LLC, an affiliate of Cerberus; and Mr. Lewis is the Company’s President and Chief Executive Officer. As further described under “Controlled Company,” below, we are exempt from the requirement that our Board be composed of a majority of independent directors.
Our business and affairs are managed by our Board. To assist it in carrying out its responsibilities, our Board has established the three standing committees described below, under “Committees of the Board of Directors.” The charter for each of these committees, as currently in effect, may be found on our website, www.BlueLinxCo.com. Each of these committees has the right to retain its own legal counsel and other advisors. While we do not have a formal attendance policy, all of our directors are encouraged to attend our Annual Meeting of Stockholders. Six of our (then) eight directors attended the 2016 Annual Meeting of Stockholders, and additionally, Dominic DiNapoli attended as a nominee to the Board.
Board Structure and Risk Oversight
We have separate persons serving as Chairman of the Board and Chief Executive Officer. Kim S. Fennebresque, a non-employee independent director, serves as our Chairman of the Board. Mitchell B. Lewis is our President and Chief Executive Officer. The Chairman of the Board provides general oversight and high level strategic planning for the Company while the Chief Executive Officer manages the business of the organization with a focus on daily operations as they relate to the Company’s long-term strategy. The Board will elect a Chairman immediately following the Annual Meeting. We believe this structure is appropriate for the Company at this time as it keeps board leadership separate from operational management.
Our Board monitors our exposure to a variety of risks. Risks may be addressed from time to time by the full Board or by one or more of our Board committees. Senior management is responsible for identifying and managing material risks faced by the Company and periodically reports on such risks to the full Board or to the appropriate committee. Our Audit Committee Charter gives the Audit Committee responsibilities and duties that include discussing with management, the internal audit department, and the independent auditors our major financial and enterprise risk exposures and the steps management has taken to monitor, control, and minimize such exposures. Liquidity risk, credit risk, and risks associated with our debt facilities and cash management are handled primarily by our finance and accounting department, which provides regular reports to our Audit Committee. The Compensation Committee is responsible for reviewing whether our compensation programs encourage excessive risk taking by senior executive management. The Nominating and Governance Committee is responsible for monitoring risk of fraud and other misconduct by reviewing related-party transactions and waivers to our Code of Ethical Conduct. General business and operational risks are handled primarily by senior executive management, which discusses any such risks as necessary during its regular meetings with the Board. The Company also has established an enterprise risk committee, comprised of functional area leaders within the Company, which assists the internal audit group with identifying, monitoring, and addressing the Company’s risks.
Lead Director
The lead director’s duties generally include serving as the chairperson for all executive sessions of the non-management directors and communicating to the Chief Executive Officer the results of non-management executive board sessions. Mr. Fennebresque, the Chairman of the Board, currently serves as the Company’s lead director. Any interested party may contact the lead director by directing such communications to the lead director c/o Corporate Secretary, BlueLinx Holdings Inc., 4300 Wildwood Parkway, Atlanta, Georgia 30339. Any such correspondence received by us will be forwarded to the lead director.

Committees of the Board of Directors
The Audit Committee
Our Board established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Audit Committee is to assist our Board in fulfilling its responsibilities to oversee our financial reporting process, including monitoring the integrity of our financial statements and the independence and performance of our internal and external auditors. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee met eight times in fiscal 2016.
The Audit Committee currently consists of Messrs. Schumacher (Chairman), Fennebresque, and Grant. Based on its review, the Board has affirmatively determined that the directors serving on the Audit Committee have no material relationship with us or any other matter of any kind that would impair their independence and, therefore, satisfy the requirements to be considered independent under the rules of the SEC and the listing standards of the NYSE applicable to audit committee membership, and each meets the NYSE’s financial literacy requirements. Our Board has determined that Mr. Schumacher is an “audit committee financial expert,” as such term is defined under the applicable rules of the SEC and that the simultaneous service on more than three audit committees of public companies by Mr. Schumacher neither impairs his ability to serve on the Audit Committee, nor represents or in any way creates a conflict of interest for the Company.
The Audit Committee operates pursuant to a written charter, a copy of which can be found on our website at www.BlueLinxCo.com. Additionally, the Audit Committee Charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. Pursuant to the terms of its written charter, the Audit Committee may delegate certain of its duties and responsibilities to a subcommittee consisting of one or more members of the Audit Committee.
The Audit Committee has adopted a procedure to receive allegations on any fraudulent accounting issues through a toll-free telephone number as set forth in our Code of Ethical Conduct. See “Corporate Governance Guidelines and Code of Ethical Conduct” below.
The Compensation Committee
The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and is empowered to: (1) establish a compensation policy for executive officers, including setting base salaries and incentive compensation; (2) review compensation practices, trends, and risks that may be created by the design of our compensation programs; (3) establish compensation levels for executive officers; (4) approve employment contracts; (5) administer our equity and other incentive plans; (6) work in conjunction with the Board on management succession planning; and (7) undertake administration of other employee benefit plans. The Compensation Committee currently consists of Messrs. Warner (Chairman), Grant, and Schumacher. The Compensation Committee met five times during fiscal 2016. Our Board has affirmatively determined that Messrs. Warner, Grant, and Schumacher each are independent.
The Compensation Committee has continued to engage Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to serve as an advisor to the Committee on executive and outside director compensation issues and to provide recommendations as to executive and outside director compensation levels. Meridian provided an updated compensation benchmarking study to the Compensation Committee in March 2015. The Compensation Committee reviewed the updated benchmarking study and intends to utilize this study in making compensation decisions through fiscal 2017. The Committee has evaluated Meridian’s independence as its compensation consultant by considering each of the independence factors adopted by the NYSE and the SEC. Based on such evaluation, the Committee determined that there are no conflicts of interest between any of our directors or executive officers and Meridian.
The Compensation Committee operates pursuant to a written charter, a copy of which can be found on our website at www.BlueLinxCo.com. Additionally, the charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. Pursuant to the terms of its written charter, the Compensation Committee may delegate certain of its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee, or to executive officers of the Company.
For more information on the role of the Compensation Committee and its processes and procedures for considering and determining executive officer compensation, see “Compensation Discussion and Analysis” in this proxy statement.

The Nominating and Governance Committee
The Nominating and Governance Committee is empowered to: (1) oversee the composition of the Board and its Committees; (2) develop and maintain the Company’s corporate governance policies and related matters, including evaluating any waivers to the Company’s Code of Ethical Conduct; (3) establish and oversee a process for the annual evaluation of the Board and each committee; (4) review and approve or ratify all related-party transactions or relationships involving a Board member or officer of the Company; (5) oversee director succession planning; (6) review requests by executive management to serve on outside board of directors of other for-profit companies; and (7) identify and communicate to the Board relevant and current and emerging corporate and governance trends, issues, and practices and overseeing the continuing education program for directors and the orientation program for new directors.
The Nominating and Governance Committee currently consists of Messrs. Grant (Chairman), Warner, and Fennebresque. The Nominating and Governance Committee met five times during fiscal 2016. Our Board has determined that Messrs. Fennebresque, Warner, and Grant are independent.
The Nominating and Governance Committee operates pursuant to a written charter, a copy of which can be found on our website at www.BlueLinxCo.com. Additionally, the charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. Pursuant to the terms of its written charter, the Nominating and Governance Committee may delegate certain of its duties and responsibilities to a subcommittee consisting of one or more members of the Nominating and Governance Committee, or to executive officers of the Company.
Nomination Process
Our Nominating and Governance Committee is responsible for identifying and evaluating director candidates from time to time. We believe that identifying and nominating highly skilled and experienced director candidates is critical to our future. Our Nominating and Governance Committee encourages all directors, independent or otherwise, to identify potential director nominees. As a result, our Nominating and Governance Committee believes that it would be presented with a diverse and experienced group of candidates for discussion and consideration.
As further described under “Controlled Company” below, because we are a “controlled company,” we do not have a policy regarding our consideration of nominations or recommendations for director candidates by other stockholders. To the extent we receive any such nominations or recommendations, they will be considered at such time based on such factors as the Nominating and Governance Committee considers relevant.
During the evaluation process, our Nominating and Governance Committee seeks to identify director candidates with the highest personal and professional ethics, integrity, and values. While it has not adopted a formal written diversity policy, in the context of the needs of our Nominating and Governance Committee at any given point in time, our Nominating and Governance Committee will seek more diversity on the Board. Furthermore, the Nominating and Governance Committee will seek candidates with diverse experience in business, finance, and other matters relevant to a company such as ours, prominence in their profession, concern for the interests of our stockholders, and an understanding of our business. Additionally, our Nominating and Governance Committee requires that director nominees have sufficient time to devote to our business and affairs.
Controlled Company
We are a “controlled company” for purposes of Section 303A of the NYSE Listed Company Manual. Our basis for this determination is that Cerberus ABP Investor LLC, an affiliate of Cerberus, owns 4,713,826 shares, or approximately 52.34% of the outstanding shares of our common stock as of the Record Date. Accordingly, we are exempt from the NYSE listing requirements that would otherwise mandate (1) a majority of independent directors on our Board, (2) a nominating committee of our Board, comprised solely of independent directors, to select or recommend nominees to our Board, and (3) a compensation committee of our Board, comprised solely of independent directors, to determine the compensation of our executive officers. Nevertheless, the Board is currently comprised of a majority of independent directors, and currently, each of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are comprised solely of independent directors.

IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS
The following table contains the name, age and position with our Company of each of our executive officers and director nominees as of April 12, 2017. Their respective backgrounds are described in the text following the table.

Name	Age	Position
Mitchell B. Lewis	55	President, Chief Executive Officer and Director (since 2014)
Susan C. O’Farrell	53	Senior Vice President, Chief Financial Officer, and Treasurer (since 2014)
Shyam K. Reddy	42	Senior Vice President, General Counsel and Corporate Secretary (since 2015)
Kim S. Fennebresque	67	Non-Executive Chairman of the Board of Directors (Director since 2013, Chairman since 2016)
Dominic DiNapoli	62	Director (since 2016)
Steven F. Mayer	57	Director (since 2004)
Alan H. Schumacher	70	Director (since 2004)
Executive Officers
Mitchell B. Lewis has served as our President and Chief Executive Officer, and as a Director of BlueLinx Holdings Inc., since January 2014. Mr. Lewis has held numerous leadership positions in the building products industry since 1992. Mr. Lewis served as a director and as President and Chief Executive Officer of Euramax Holdings, Inc., a building products manufacturer, from February 2008 through November 2013. Mr. Lewis also served as Chief Operating Officer in 2005, Executive Vice President in 2002, and group Vice President in 1997 of Euramax Holdings, Inc. and its predecessor companies. Prior to being appointed group Vice President, Mr. Lewis served as President of Amerimax Building Products, Inc. Prior to 1992, Mr. Lewis served as Corporate Counsel with Alumax Inc. and practiced law with Alston & Bird LLP, specializing in mergers and acquisitions. Mr. Lewis received a Bachelor of Arts degree in Economics from Emory University and a Juris Doctor degree from the University of Michigan.
Mr. Lewis’ position as our Chief Executive Officer, financial expertise, management advisory expertise, and industry experience make him a valuable member of our Board.
Susan C. O’Farrell has served as our Senior Vice President, Chief Financial Officer, and Treasurer since May 2014. Prior to joining us, Ms. O’Farrell was a senior financial executive holding several roles with The Home Depot, a home improvement specialty retailer, since 1999. As The Home Depot’s Vice President of Finance, she led teams supporting the retail organization. Ms. O’Farrell was also responsible for the finance function for The Home Depot’s At Home Services Group. Ms. O’Farrell led the financial operations of The Home Depot, as well as served as the VP Finance for the Northern Division of the company. Ms. O’Farrell began her career with Andersen Consulting, LLP, leaving as an Associate Partner in 1996 for a strategic information systems role with AGL Resources. Ms. O’Farrell earned a Bachelor of Science degree in Business Administration from Auburn University and attended Emory University’s Executive Leadership program.
Shyam K. Reddy has served as our Senior Vice President, General Counsel, and Corporate Secretary since June 1, 2015. Prior to joining us, Mr. Reddy served as Senior Vice President, General Counsel, and Corporate Secretary of Euramax Holdings, Inc., from March 2013 to March 2015. Mr. Reddy also served as the Chief Administrative Officer of Euramax from May 2014 to March 2015. Prior to joining Euramax, Mr. Reddy was the Regional Administrator of the Southeast Sunbelt Region of the U.S. General Services Administration from March 2010 to March 2013. Prior to accepting the Presidential Appointment at the U.S. General Services Administration, Mr. Reddy practiced corporate law as a partner in the Atlanta office of Kilpatrick Townsend & Stockton. Mr. Reddy received a Bachelor of Arts degree and a Master of Public Health degree from Emory University, and a Juris Doctor degree from the University of Georgia.
Nominees for Election as Director
Information regarding each nominee for director, other than Mr. Lewis, is included below. Information regarding Mr. Lewis is included above under “Executive Officers”.
Dominic DiNapoli has served as a member of our Board since May 2016. Mr. DiNapoli provides paid consulting services to Cerberus Operations and Advisory Company, LLC, an affiliate of Cerberus Capital Management, L.P. Mr. DiNapoli has been involved in many roles with FTI Consulting, a global business advisory firm, including Executive Vice President and Chief Operating Officer from 2004 through 2011. From 2002 to 2004, Mr. DiNapoli was a Senior Managing Director in FTI Consulting’s corporate finance/restructuring practice. From 1998 to 2002, Mr. DiNapoli was a Managing Partner of PricewaterhouseCoopers LLP’s U.S. business recovery services practice.

Mr. DiNapoli’s financial expertise, management advisory expertise, experience as a public company executive, and relationship with our largest stockholder qualify him to serve on, and be a valuable member of, the Board.
Kim S. Fennebresque has served as a member of our Board since May 2013, and became Chairperson in May 2016. Mr. Fennebresque currently serves as a senior advisor to Cowen Group Inc. (“Cowen”), a financial services company. He previously served as Chairman and Chief Executive Officer of Cowen and its predecessor SG Cowen from 1999 to 2008. Mr. Fennebresque currently serves on the Board of Directors of Ally Financial Inc. (NYSE:ALLY), Albertson’s LLC, and Dyncorp International. Mr. Fennebresque served as Chairman of Dahlman Rose & Co., LLC (“Dahlman”), a financial services company, from 2010 to 2012, and as Chief Executive Officer of Dahlman from July 2011 until August 2012. He has also served as head of the corporate finance and mergers & acquisitions departments at UBS and was a general partner and co-head of investment banking at Lazard Frères & Co. Mr. Fennebresque also held various positions at The First Boston Corporation (now Credit Suisse). He is a graduate of Trinity College and Vanderbilt Law School.
Mr. Fennebresque’s business experience, background in finance, and industry knowledge qualify him to serve on, and be a valuable member of, the Board.
Steven F. Mayer has served as a member of our Board since May 2004. He has been Senior Managing Director or Managing Director of Cerberus Capital Management, L.P. and/or Cerberus California, LLC and predecessor entities since November 2002 and also serves as Co-Head of Global Private Equity at Cerberus. Prior to joining Cerberus in 2002 and since 2001, Mr. Mayer was an Executive Managing Director of Gores Technology Group. Prior to joining Gores, from 1996 to 2001, Mr. Mayer was a Managing Director of Libra Capital Partners, L.P. From 1994 until 1996, Mr. Mayer was a Managing Director of Aries Capital Group, LLC, a private equity investment firm that he co-founded. From 1992 until 1994, Mr. Mayer was a principal with Apollo Advisors, L.P. and Lion Advisors, L.P., affiliated private investment firms. Prior to that time, Mr. Mayer was an attorney with Sullivan & Cromwell. Mr. Mayer is a member of the Boards of Directors of Avon Products, Inc. (NYSE:AVP), Grifols, S.A. (NASDAQ:GRFS), New Avon, LLC, Spyglass Entertainment Holdings, LLC, Staples Solutions, B.V., Starrus Holdings Limited, and YP Holdings, LLC. Mr. Mayer received his A.B., cum laude, from Princeton University and his Juris Doctor degree, magna cum laude, from Harvard Law School.
Mr. Mayer’s financial expertise, management advisory expertise, experience as a director of public companies, and relationship with our largest stockholder make him a valuable member of our Board.
Alan H. Schumacher has served as a member of our Board since May 2004. He is a director of Warrior Met Coal, Inc. (NYSE:HCC), Evertec Inc. (NYSE:EVTC), BlueBird Bus Co. (NASDAQ:BLBD) and Albertson’s LLC. Mr. Schumacher was a director of Noranda Aluminum Holding Corporation from 2008 through 2016, Anchor Glass Container Inc. from 2003 to 2006, of Equable Ascent Financial, LLC from 2009 through 2012, and of Quality Distribution, Inc. from 2004 through 2015. Mr. Schumacher was a member of the Federal Accounting Standards Advisory Board from 2002 through June 2012. Mr. Schumacher has 23 years of experience working in various positions at American National Can Corporation and American National Can Group, where from 1997 until his retirement in 2000, he served as Executive Vice President and Chief Financial Officer and from 1988 through 1996, he served as Vice President, Controller, and Chief Accounting Officer. Mr. Schumacher received a Bachelor of Science in Accounting from the University of Illinois at Chicago and a Master’s degree in Business Administration from Roosevelt University.
Mr. Schumacher’s financial expertise (including his qualification as a financial expert), experience in the oversight of financial reporting and internal controls, experience as an officer and director of public companies, and independence make him a valuable member of our Board.
J. David Smith has served as a member of the board of directors of Henry Company since 2017, and Gypsum Management Supply Inc. (NYSE:GMS) since 2014. He has also served as a director of Nortek, Inc. (NASDAQ:NTK) since February 2010, and was appointed to serve as the Chairman of the Nortek’s board of directors in April 2012. Mr. Smith has also served as the Chairman of the board of directors at Siamons International, Inc. since 2008, and as a member of the board of directors of Commercial Metals Company (NYSE:CMC) since 2004, and DiversiTech, Inc. since 2010. Mr. Smith served as President of Alumax Fabricated Products, Inc. and as an officer of Alumax, Inc. from 1989 to 1996. Mr. Smith held the positions of Chief Executive Officer and President of Euramax International, Inc. beginning in 1996 and also served as the Chairman of its board of directors from 2002 until his retirement in 2008. Mr. Smith served as a director of both Houghton International Inc. and Air Distribution Technologies, Inc. until 2014. Mr. Smith has extensive operating and management experience in private and public international metals and building products companies. Mr. Smith received a B.A. from Gettysburg College.
Mr. Smith’s financial expertise, management advisory expertise, and experience as an officer and director of public companies make him well-suited to add value as a member of our Board.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders and other interested parties who wish to send communications, including recommendations for director nominees, to our Board or any individual director may do so by writing to the Board of Directors, in care of our Corporate Secretary, at our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. Your letter should indicate whether you are a stockholder. Depending on the subject matter, our Corporate Secretary will, as appropriate:

•	forward the communication to the director to whom it is addressed or, in the case of communications addressed to the Board of Directors generally, to the chairman;

•	attempt to handle the inquiry directly where it is a request for information about us; or

•	not forward the communication if it is primarily commercial in nature, or if it relates to an improper topic.
Communications from interested parties that are complaints or concerns relating to financial and accounting methods, internal accounting controls, or auditing matters should be sent to the chairman of the Audit Committee, following the procedures set forth above. Director nominations will be reviewed for compliance with the requirements identified under “Submission of Stockholder Proposals” in this proxy statement, and if they meet such requirements, will be promptly forwarded to the director or directors identified in the communication. There have been no material changes to the procedures pursuant to which stockholders may recommend nominees for directors since our 2016 Annual Meeting of Stockholders.
All communications will be summarized for our Board on a periodic basis and each letter will be made available to any director upon request.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth, as of April 12, 2017 (unless otherwise indicated in the footnotes), certain information with respect to our common stock owned beneficially by (1) each director or director nominee, (2) each named executive officer, (3) all executive officers and directors as a group, and (4) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock. Unless otherwise noted, each of the persons listed has sole investment and voting power with respect to the shares of common stock included in the table. In addition, unless otherwise noted, the address for each beneficial owner is the Company’s corporate headquarters located at 4300 Wildwood Parkway, Atlanta, Georgia 30339. Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Pursuant to the rules of the SEC, shares of our common stock that a beneficial owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing percentage ownership of such owner.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding (1)
Stephen Feinberg (2)	4,713,826	52.34%
Carlson Capital, L.P. (3)	746,908	8.30%
Solas Capital Management, LLC (4)	496,147	5.51%
Mitchell B. Lewis	93,121	1.03%
Susan C. O’Farrell	28,439	*
Alan H. Schumacher	22,517	*
M. Richard Warner	22,494	*
Richard S. Grant	22,001	*
Kim S. Fennebresque	13,940	*
Shyam K. Reddy	3,332	*
Steven F. Mayer	—	*
Dominic DiNapoli	—	*
J. David Smith	—	*
All executive officers and directors as a group (10 persons)	205,844	2.29%

*	Less than one percent.

(1)	The percentage ownership calculations are based on 9,070,317 shares of our common stock outstanding on April 12, 2017.

(2)
Cerberus is the record holder of 4,713,826 shares of our common stock. Mr. Feinberg exercises sole voting and investment authority over all of our securities owned by Cerberus. Thus, pursuant to Rule 13d-3 under the Exchange Act, Mr. Feinberg is deemed to beneficially own 4,713,826 shares of our common stock. The address for Mr. Feinberg and Cerberus is Cerberus Capital Management, L.P., 875 Third Avenue, New York, New York 10022.

(3)
Based solely on an amendment to Schedule 13G filed with the SEC on January 30, 2017, by Carlson Capital L.P., Asgard Investment Corp. II, Asgard Investment Corp., and Clint D. Carlson, Carlson Capital, L.P. exercises shared voting and investment authority over 746,908 shares of our stock in conjunction with Asgard Investment Corp., Asgard Investment Corp. II, and Clint D. Carlson. The address for Carlson Capital, L.P., Asgard Investment Corp., Asgard Investment Corp. II, and Clint D. Carlson is 2100 McKinney Avenue, Suite 1800, Dallas, Texas 75201.

(4)
Based solely on a Schedule 13G filed with the SEC on February 14, 2017, by Solas Capital Management LLC and Frederick Tucker Golden, Solas Capital Management, LLC exercises shared voting and investment authority over 496,147 shares of our stock in conjunction with Frederick Tucker Golden. The address for Solas Capital Management, LLC and Frederick Tucker Golden is 1063 Post Road, Second Floor, Darien, Connecticut 06820.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and officers, and beneficial owners of more than 10% of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such reports received by us with respect to transactions during 2016, or written representations from certain reporting persons, we believe that our directors, officers, and persons who own more than 10% of our equity securities have complied with all applicable filing requirements for 2016, with the exception of the following inadvertent late Form 4 filings: (1) by each of Messrs. Cummings and Wasson, on May 25, 2016, of exempt transactions relating to shares awarded upon achievement of applicable performance criteria under performance share awards and tax withholding obligations in connection with the vesting of stock awards, (2) by each of Messrs. Fennebresque, Grant, Haley, Lewis, Schumacher and Warner, on April 4, 2016 (and May 25, 2016 for Mr. Lewis) of exempt transactions relating to the vesting of restricted stock units, (3) Messrs. Grant, Schumacher and Warner, on April 5, 2016, of an exempt transaction relating to the award of restricted stock units, (4) Messrs. Di Napoli and Fennebresque, on May 26, 2016 and May 25, 2016, respectively, of an exempt transaction relating to the award of restricted stock units, and (5) Mr. Patterson, on May 25, 2016, of exempt transactions relating to tax withholding obligations in connection with the vesting of stock awards.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee of our Board, referred to in this discussion as the Committee, is responsible for reviewing, establishing and approving the compensation of our named executive officers. Compensation paid to our Chief Executive Officer, Chief Financial Officer, and the other named executive officer identified in the Summary Compensation Table is set forth under “Compensation of Executive Officers” below. The following discussion and analysis focuses on compensation to our named executive officers for fiscal 2016.
The Committee regularly consults with management regarding employee compensation matters. The Chief Executive Officer’s compensation primarily was determined by, and the material terms of his compensation arrangement are reflected in, his employment agreement entered into on January 15, 2014. For further information regarding the terms of the Chief Executive Officer’s employment, see “Employment Agreement with Chief Executive Officer” below.
Our Chief Executive Officer makes compensation recommendations to the Committee for the other named executive officers. The Committee also considers market factors in making decisions about our compensation program. In this regard, in 2005, the Committee retained Hewitt Associates, now Meridian, to advise it on executive compensation matters and to provide compensation recommendations as to our executive officers. The Committee and the Company periodically discuss compensation issues and solicit compensation advice and data from Meridian. At the request of the Committee, Meridian provided a compensation benchmarking study to the Committee in February 2013, and provided an updated benchmarking study in March 2015. The benchmarking study is used as a comparative tool in the Committee’s evaluation of the Company’s executive compensation in relation to companies believed to represent the appropriate comparable labor market for executive talent. The Committee periodically reviews these benchmarking studies and external market data from peer companies, and this data is among many of the variables considered by the Committee when making compensation decisions. The following discussion and analysis, which was reviewed and approved by the Committee, analyzes the objectives and results for fiscal 2016 of our named executive officer compensation policies and procedures.
Compensation Policies and Objectives
Our primary goal is to establish a compensation program that serves the long-term interests of the Company and our stockholders by aligning management’s interests with those of our stockholders through equity ownership and by promoting the attainment of certain individual and corporate goals. In addition, our compensation program is designed to attract and retain top quality executives with the qualifications necessary for the long-term financial success of the Company. Our executive compensation program is based on the following principles:

•	Compensation decisions are driven by a pay-for-performance philosophy, which takes into account performance by both the Company and the individual;

•	Performance is determined with reference to pre-established goals, both with respect to the Company and the individual, which we believe enhance the individual executive’s performance;

•	Where possible, a significant component of total direct compensation should consist of variable compensation;

•	Total compensation opportunity should be comparable to the median ranges in the marketplace within which we compete; and

•	Increased compensation can be earned through an individual’s increased contribution to the Company.

Compensation programs in which our named executive officers participate are designed to be competitive with the compensation programs of companies with which we compete for executive talent in order to enhance our ability to attract and retain key executive leadership.
In addition, the Committee periodically reviews and revises salary ranges and total compensation programs to develop compensation ranges that it believes will position us within the same range as market salaries for similar positions in our industry based on market information obtained from consultation with Meridian, informal market surveys, various trade group publications, and other publicly available information.
At the 2016 Annual Meeting of Stockholders, our stockholders expressed their continued support of our executive compensation programs by approving the non-binding, advisory vote on our executive compensation. More than 97 percent of votes cast supported our executive compensation policies and practices. During 2016, we reviewed our executive compensation programs in conjunction with business results and stockholder support of our executive compensation program. Following that review, we continue to believe that our executive compensation programs are designed to support the Company and business strategies in concert with our compensation philosophy described above.

Elements of Compensation
Compensation for our named executive officers consists of five general components:

•	Base salary;

•	Annual performance-based cash awards;

•	Long-term equity incentive compensation;

•	Defined contribution plan; and

•	Other perquisite and benefit programs.
The appropriate mix and amount of compensation for each named executive officer varies based on the level of the executive’s responsibilities, as determined by the Committee in consultation with our Chief Executive Officer. The compensation structure for each of our named executive officers largely is established by his or her employment agreement. The Committee may increase any component of compensation provided by an employment agreement to any of our named executive officers. There is no established policy or formula for allocating any individual’s total compensation between cash and non-cash, or between short-term and long-term incentives. This approach is designed to provide the Company with flexibility to respond to marketplace and individual factors in attracting and retaining executive talent and encouraging performance.
The Committee typically reviews and adjusts base salaries and awards of cash bonuses and equity-based compensation on an annual basis. Our Chief Executive Officer presents recommendations and proposals on compensation, which are developed in consultation with our Chief Human Resources Officer and other Company representatives, to the Committee, including recommended base salaries, recommended structure, target levels, and payout levels for the annual cash bonus program under the Company’s short-term incentive plan (“STIP”), and recommended equity awards to executive officers, and management’s rationale for its recommendations. The Committee considers these recommendations before determining compensation.
Base Salary
Base salaries represent a fixed portion of named executive officer compensation and vary by job responsibility. We provide base salary because it is standard in the marketplace and provides a stable part of compensation to encourage retention. Named executive officer salaries generally are reviewed and approved annually by the Committee. Additionally, periodic salary adjustments are considered upon a promotion, change in job responsibility, or when otherwise necessary for equitable reasons. The Chief Executive Officer’s base salary initially was established in his employment agreement, and the Committee consults with the Chief Executive Officer regarding the salaries of the other named executive officers. The Committee primarily considers the recommendations of the Chief Executive Officer, market data, a general review of the executive’s compensation (individually and relative to the other executives), and the individual performance of the executive and then approves base salary as to the named executive officers.
The following table sets forth the base salaries for fiscal 2016, awarded to our three named executive officers, consisting of our Chief Executive Officer; our Chief Financial Officer; and our Senior Vice President, General Counsel and Corporate Secretary.

Officer	Base Salary ($)
Mitchell B. Lewis	700,000
Susan C. O’Farrell	450,000
Shyam K. Reddy	400,000
Annual Bonuses
We utilize cash bonuses as an incentive to promote achievement of individual and Company performance goals. This component of compensation places more emphasis on our annual financial performance and the potential rewards associated with future performance of the Company and the individual executive. Annual bonuses are determined based on agreements with the individual executive as well as pursuant to the Company’s STIP. Cash incentives are designed to:

•	Support our strategic business objectives;

•	Promote the attainment of specific financial goals;

•	Reward achievement of specific performance objectives; and

•	Encourage teamwork.
Under the STIP, an annual bonus pool is established and funded based solely on performance as measured against established business and/or financial goals at different levels of the Company’s operating structure. The Committee establishes the bonus pool based on Company performance. In general, the bonus pool is allocated to each participant based on the participant’s “target bonus percentage” (a percentage of such participant’s current base salary) and the extent to which the Company and/or such participant’s operating group(s) meets the established business and/or financial goals. Each of the named executive officers is a participant in the STIP, and each of their annual bonuses is subject to adjustment by the Committee, at its discretion, based on the executive’s individual performance and contribution to the Company during the year. The threshold, target, and maximum bonus percentages for 2016 for each of the named executive officers as a percentage of each executive’s base salary were as follows:

Officer	Threshold	Target	Maximum
Mitchell B. Lewis	50%	100%	200%
Susan C. O’Farrell	32.5%	65%	130%
Shyam K. Reddy	32.5%	65%	130%
Generally, the Committee sets the target levels for financial performance metrics for the STIP in alignment with the Company’s strategic plan. In making the annual determination of the threshold, target and maximum levels, the Committee may consider specific circumstances facing the Company during the year. For fiscal 2016, 100% of a named executive officer’s potential STIP award was based on corporate earnings before interest, tax, depreciation, and amortization targets, as adjusted for non-cash items and other items that are allowed at the discretion of the Committee (“Adjusted EBITDA”) and return on working capital (“ROWC”), with the two criteria weighted at 25% Adjusted EBITDA and 75% ROWC. This objective is measured separately against a threshold, target, and maximum goal.
For fiscal 2016, these goals were as follows:

	Threshold	Target	Maximum
Adjusted EBITDA (1) (in millions)	$26.7	$31.4	$47.1
ROWC (2)	9.9%	11.7%	17.6%

(1)
Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the Company. Adjusted EBITDA, as we define it, is an amount equal to net income (loss) plus interest expense and related items, income taxes, stock compensation, depreciation and amortization, further adjusted to exclude other non-cash items such as property sales and stock compensation, and certain other adjustments such as severance. Adjusted EBITDA is not a presentation made in accordance with GAAP, and is not intended to present a superior measure of the financial condition from those determined under GAAP.

(2)
ROWC is calculated as trailing twelve months’ Adjusted EBITDA divided by the sum of the trailing twelve months’ average of accounts receivable plus inventories less accounts payable and bank overdrafts.

The Company achieved its goals and exceeded target during fiscal 2016; and, therefore, based on our financial performance, the named executive officers earned bonus compensation under the Company’s STIP in connection with fiscal 2016, as described in “Compensation of Executive Officers.”
For fiscal 2017, the Committee established the 2017 STIP financial performance objectives for the named executive officers based on corporate Adjusted EBITDA and ROWC, with the two criteria weighted at 25% Adjusted EBITDA and 75% ROWC.
Long-Term Equity Incentive Plans
The purpose of our Long-Term Equity Incentive Plans, or LTIPs, is to provide an incentive to our employees to work towards the achievement of our long term performance goals. A further purpose of the LTIPs is to provide a means through which we may better attract able individuals to become employees of the Company by providing these individuals with stock ownership. We also consider the program a key retention tool. For all of these reasons, we believe this component of compensation further advances and aligns the interests of the Company and its stockholders. LTIP grants are made annually. The Committee retains the discretion to set the date on which LTIP awards will be made to executives and management. The Committee has the discretion to make additional LTIP grants at any time during the year. Such grants generally would be in connection with new hires or promotions within the Company.
In making decisions regarding long-term equity incentive awards for named executive officers, the Committee reviews the comparable equity award data for similar positions in our industry, market data and data from our compensation consultant, and also considers other relevant factors.
Mr. Lewis received a grant of 110,000 restricted stock units on March 31, 2016, which cliff vests on the second anniversary of the grant date.

The value of this award was based on the market price of our common stock at the date of the grant. The Compensation Committee considered the total dollar value of the named executive officer’s award when approving the grant. Further information on equity ownership can be found below in “Compensation of Executive Officers.”
Defined Contribution Plan
The Company historically provides retirement benefits to the named executive officers under the terms of its tax-qualified 401(k) defined contribution plan, including matching contributions for all salaried employees. The named executive officers participate in the plan on the same terms as our other participating salaried employees, and we believe that these benefits are analogous to those provided by comparable companies. The Company does not maintain any defined benefit or supplemental retirement plans for its executive officers.
Perquisites and Other Personal Benefits
The Company provides the named executive officers with perquisites and other personal benefits that the Company believes are reasonable, competitive in the market and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The named executive officers may be provided a car allowance, payment of certain club dues, life insurance, an executive physical exam, and reimbursement for relocation expenses, if applicable. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.
Costs of the perquisites and personal benefits described above for the named executive officers for 2016 that meet the threshold established by SEC regulations are included in the Summary Compensation Table in the “All Other Compensation” column. See “Compensation of Executive Officers.”
Employment Agreements
We use employment agreements to attract and/or retain certain named executive officers to BlueLinx. We primarily serve the housing and remodeling industries which are historically cyclical industries. Employment agreements have assisted us in attracting and retaining top executive talent by providing some degree of certainty in light of these major cycles. The Compensation Committee, with assistance from our human resources department and legal counsel both inside and outside of the Company, establish and negotiate the terms of employment agreements. The Compensation Committee believes employment agreements have been useful in securing executive talent for the long-term benefit of the Company and our stockholders. Our employment agreements also include confidentiality, non-competition, and non-solicitation provisions, all for the benefit of the Company. Consistent with our compensation philosophy, the employment agreements provide for a significant component of each executive’s annual compensation to be variable, as cash bonuses under our STIP are awarded based on Company performance against pre-established financial or operational goals. Additionally, the value of annual equity compensation is determined by our common stock price so our executives’ interests are aligned with those of our stockholders in this regard. No cash bonuses were paid to our named executive officers based on our 2014 or 2015 financial performance, except for bonuses to Mr. Lewis, Ms. O’Farrell, and Mr. Reddy that were guaranteed by their respective employment agreements or offer letters, as applicable.
Employment Agreement with Chief Executive Officer
On January 15, 2014, we entered into an Employment Agreement with Mr. Mitchell B. Lewis, our President and Chief Executive Officer. The current renewal term of the agreement will expire on January 15, 2018. The agreement will automatically renew for successive one-year terms unless 90 days’ prior written notice is given by the Company in advance of the expiration date of the current or any such renewal term. The Employment Agreement provides that Mr. Lewis will receive a base salary of $650,000 per year, subject to increase at the discretion of the Company. Mr. Lewis shall also be eligible to receive an annual bonus pursuant to the terms of the Company’s STIP, with the annual bonus potential to be a target of 100% of his base salary based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee in advance for each fiscal year. In respect to 2014 only, Mr. Lewis received a guaranteed bonus in an amount equal to $500,000. Upon commencing employment with BlueLinx, Mr. Lewis received 60,000 shares (as adjusted for the 2016 reverse split) of restricted stock, which shares vest in three equal installments on the first, second, and third anniversary of the grant date. The Employment Agreement provides that Mr. Lewis’ annual restricted stock grant under the Company’s long-term incentive plans in fiscal 2015 will not be less than 50,000 restricted shares (as adjusted for the 2016 reverse split), which shares will vest in three equal installments on the first, second, and third anniversary of the grant date. In addition, Mr. Lewis received a sign-on bonus of $100,000, less applicable taxes, on or about April 2, 2014. The Employment Agreement provides that Mr. Lewis is eligible to participate in all benefit programs for which senior executives generally are eligible, including the Company’s long-term incentive plans.
If Mr. Lewis’ employment is terminated without “cause” or he resigns for “good reason,” each as described in the Employment Agreement, Mr. Lewis will be entitled to receive, among other things, a payment equal to two times his annual base salary in effect immediately prior to the date of termination. In addition, Mr. Lewis’ time-vested equity awards would vest in full and his performance-vested equity awards would remain outstanding and vest in accordance with their terms.
Under the Employment Agreement, in the event Mr. Lewis’ employment is terminated in connection with or after a change in control of the Company, Mr. Lewis will be entitled to receive, among other things, a payment equal to three times his annual base salary in effect immediately prior to the date of termination.
Employment Agreement with Chief Financial Officer
On May 5, 2014, we entered into an employment agreement with Ms. Susan C. O’Farrell, our Senior Vice President, Chief Financial Officer, Treasurer, and Principal Accounting Officer. The current term of the agreement will expire on May 19, 2017. However, the agreement will automatically renew for successive one-year terms unless 90 days’ prior written notice is given by the Company in advance of the expiration date of the current or any such renewal term. The Employment Agreement provides that Ms. O’Farrell will receive a base salary of $400,000 per year, subject to increase at the discretion of the Committee. Ms. O’Farrell also shall be eligible to receive an annual bonus pursuant to the terms of the Company’s STIP, with the annual bonus potential to be a target of 65% of her base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee in advance for each fiscal year. In respect to 2014 only, Ms. O’Farrell received a guaranteed bonus in an amount equal to $260,000. Upon commencing employment, Ms. O’Farrell received 40,000 shares (as adjusted for the 2016 reverse split) of restricted stock, which shares vest in three equal installments on the first, second, and third anniversary of the grant date. In addition, Ms. O’Farrell received a sign-on bonus of $75,000 on or about June 9, 2014. The Employment Agreement provides that Ms. O’Farrell is eligible to participate in all benefit programs for which senior executives generally are eligible, including the Company’s long-term incentive plans.
If Ms. O’Farrell’s employment is terminated without “cause” or she resigns for “good reason,” each as described in the Employment Agreement, Ms. O’Farrell will be entitled to, among other things, a payment equal to one time her annual base salary in effect immediately prior to the date of termination plus the pro-rata portion of her annual target bonus for the performance year in which the termination occurs. In addition, Ms. O’Farrell’s time-vested equity awards will vest in full and her performance-vested equity awards will remain outstanding and vest in accordance with their terms.
Under the Employment Agreement, in the event Ms. O’Farrell’s employment is terminated in connection with or after a change in control of the Company, Ms. O’Farrell will be entitled to receive, among other things, a payment equal to two times her annual base salary in effect immediately prior to the date of termination.
Severance Plan
Mr. Reddy is eligible to receive termination benefits under the BlueLinx Holdings Inc. Executive Severance Plan (the “Severance Plan”). Any officer of the Company or BlueLinx Corporation with the title of chief financial officer, senior vice president or chief human resources officer (or any other employee designated by the Compensation Committee of the Board) who is not otherwise party to an employment agreement that provides for any severance payments or benefits in connection with a termination without cause or a resignation for good reason are eligible to participate in the Severance Plan. For employees covered under the Severance Plan, upon termination of employment without “cause” or resignation for “good reason,” each as described in the Severance Plan, subject to the execution of a release, the covered employee would be eligible for, among other things (i) payment equal to one year of the employee’s annual base salary in effect immediately prior to the date of termination, and (ii) payment of a pro-rata portion of the employee’s annual target bonus for the performance year in which the termination occurs. In addition, in such circumstances any unvested equity awards will vest or be forfeited as set forth in the applicable award agreement or pursuant to action by the Committee.
The termination payments and benefits and conditions of receipt of such payments and benefits for the named executive officers are described below in the section titled “Payments upon Certain Events of Termination or Change-in-Control.”
Clawback Provisions
We maintain clawback provisions relating to bonus or incentive-based or equity-based compensation in our employment agreements with our executive officers. Under these clawback provisions, in the event of an accounting restatement as a result of misconduct, the executive must reimburse the company for certain compensation and profits previously received in the year following the original filing of the restated financial statements.
Risk Analysis of Compensation Program
The Committee has reviewed our compensation program to determine if the elements encourage excessive or unnecessary risk taking that reasonably could have a material adverse effect on the Company. There is no objective way to measure risk resulting from a company’s compensation program; therefore, such analysis is subjective in nature. After reviewing our compensation program, the Committee believes that the only elements that could incentivize risk taking are the annual cash incentives under the STIP and awards made under the 2016 Amended and Restated Long-Term Equity Incentive Plan (“2016

LTIP”) with payouts dependent on the achievement of certain performance levels by the Company. Since base salaries are fixed, they do not encourage risk taking. The same is true of awards under the 2016 LTIP that include only time-based vesting. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, the Committee believes that the Company’s compensation program is appropriately balanced. The Committee believes that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains ultimately could jeopardize not only the Company’s ability to meet the long-term performance objectives, but also appreciation in the Company’s stock price. In addition, the Committee believes that the establishment of reasonable performance goals, the capping of payouts, and the avoidance of any steep payout changes at the various payout levels of the performance-based STIP and LTIP compensation components further reduce any risk-taking incentive that may be associated with these compensation elements. As a result, the Committee does not believe that our compensation program incentivizes unreasonable risk taking.
Internal Revenue Code Section 162(m)
In making compensation decisions, the Committee also considers the potential impact of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended from time to time (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the Company and meets other technical requirements. However, the Committee reserves the right to provide for compensation to executive officers that may not be deductible if it believes such compensation is in the best interests of the Company and its stockholders.
COMPENSATION COMMITTEE REPORT
The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management. Based on such review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in the Company’s Annual Report on Form 10-K.
M. Richard Warner, Chairman
Richard S. Grant
Alan H. Schumacher

COMPENSATION OF EXECUTIVE OFFICERS
2016 SUMMARY COMPENSATION TABLE
The following table sets forth the cash and non-cash compensation for 2016, 2015, and 2014, awarded to our Chief Executive Officer and our Chief Financial Officer. Cash and non-cash compensation for 2016 and 2015 is presented for our Senior Vice President, General Counsel and Corporate Secretary, as Mr. Reddy’s employment with the Company commenced in 2015. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option/SAR Awards ($)(1)	All Other Comp. ($)(2)	Total ($)
Mitchell B. Lewis, President and Chief Executive Officer (3)	2016	700,000	1,284,718	671,000	—	14,070	2,669,788
	2015	650,000	—	495,000	—	15,408	1,160,408
	2014	600,000	600,000	1,044,000	—	13,053	2,257,053
Susan C. O’Farrell, SVP, CFO, Treasurer, and Principal Accounting Officer (4)	2016	450,000	427,900	—	114,070	24,556	1,016,526
	2015	400,000	—	361,000	—	6,153	767,153
	2014	238,462	335,000	512,000	—	—	1,085,462
Shyam K. Reddy, SVP, General Counsel, and Corporate Secretary (5)	2016	400,000	378,967	—	102,663	5,438	887,068
	2015	204,167	140,000	163,500	—	4,038	511,705

(1)
The amounts in this column were calculated in accordance with FASB ASC Topic 718, based on the fair value of the award at the grant date for awards accounted for as equity awards, and based on the recorded liability under the Black-Scholes-Merton option pricing model (“Black-Scholes”) as of December 31, 2016, for awards accounted for as liabilities. Stock awards generally vest in various increments over multi-year periods. As a result, awards accounted for using the grant date fair value may not be indicative of the ultimate value the executive may receive under these grants. Awards accounted for as liabilities currently consist of cash-settled Stock Appreciation Rights (“SARs”), where the award will be settled in cash if the terms of the award are met.

(2)
In accordance with the rules of the SEC, other compensation received in the form of perquisites and other personal benefits have been omitted where the aggregate amount of such perquisites and other personal benefits for any named executive officer was less than $10,000 in the fiscal year.

(3)
Mr. Lewis’ “Bonus” amount for 2016 includes a $500,000 discretionary bonus. The amount set forth under “All Other Compensation” for 2016 includes an auto allowance of $5,000, a club dues allowance of $5,000, life insurance premiums paid by the Company on behalf of Mr. Lewis of $2,370, and an executive physical exam of $1,700.

In 2015, the amount set forth under “All Other Compensation” for that year includes an auto allowance of $5,192, a club dues allowance of $5,192, life insurance premiums paid by the Company on behalf of Mr. Lewis of $2,370, and an executive physical exam of $2,654.
The amount set forth under “All Other Compensation” for 2014 includes an auto allowance of $4,615, a club dues allowance of $4,615, life insurance premiums paid by the Company on behalf of Mr. Lewis of $2,123, and an executive physical exam of $1,700. Mr. Lewis’ 2014 “Salary” represents the pro-rata share of his $650,000 annual salary between the commencement date of his employment with the Company and January 3, 2015.

(4)
Ms. O’Farrell’s “Bonus” amount for 2016 includes a $100,000 discretionary bonus. The amount set forth under “All Other Compensation” for 2016 includes an auto allowance of $8,696 and a club dues allowance of $8,696, of which approximately half of each amount is a catch-up from 2015; $7,038 which pertains to the Company’s contribution to Ms. O’Farrell’s 401(k) plan under the plan’s matching program, and an immaterial amount of Company-paid life insurance.

The amount set forth under “All Other Compensation” for 2015 pertains to the Company’s contribution to Ms. O’Farrell’s 401(k) plan under the plan’s matching program of $6,153.
Ms. O’Farrell’s 2014 “Salary” represented the pro-rata share of her then-$400,000 annual salary between the commencement date of her employment with the Company and the 2014 fiscal year-end. Ms. O’Farrell received a sign-on bonus of $75,000 during fiscal 2014 and a guaranteed bonus of $260,000 during fiscal 2015, as required under her employment agreement.

(5)
Mr. Reddy’s “Bonus” amount for 2016 includes a discretionary bonus of $87,500. The amount set forth under “All Other Compensation” for 2016 includes the Company’s contribution to Mr. Reddy’s 401(k) plan under the plan’s matching program of $5,308 and an immaterial amount of Company-paid life insurance.

In fiscal 2015, Mr. Reddy’s “Salary” represents the pro-rata share of his $350,000 annual salary between the commencement date of his employment with the Company and January 2, 2016. Mr. Reddy received a sign-on bonus of $40,000 during fiscal 2015 and received a guaranteed 2015 annual bonus of $100,000 during fiscal 2016, as required by his offer letter. The amount set forth under “All Other Compensation” for 2016 pertains to the Company’s contribution to the named executive officer’s 401(k) plan under the plan’s matching program of $4,038. We have only presented two years of compensation for Mr. Reddy as his employment with the Company did not begin until June 2015.
2016 OUTSTANDING EQUITY AWARDS AT YEAR END
The following table sets forth certain information with respect to unexercised stock options or cash-settled SARs, unvested shares of restricted stock or restricted stock units, and unvested performance shares held on December 31, 2016, by each of our named executive officers.

	Option/SAR Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable	Number of Securities Underlying Un-exercised Options/SARs Un-exercisable	Option/SAR Exercise Price ($)	Option/SAR Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mitchell B. Lewis (3)	—	—	—	—	126,666	946,195	—	—
Susan C. O’Farrell (5)	—	150,000	7	7/16/18	30,834	230,330	20,500	153,135
Shyam K. Reddy (6)	—	135,000	7	7/16/18	10,000	74,700	—	—

(1)
These cash-settled SARs vest on July 16, 2018, at which time half of any appreciation over the $7.00 exercise price will become payable within thirty days of the vesting date, and the remainder payable within one year of the vesting date.

(2)	As of December 31, 2016, the fair value of these awards was computed based on the closing price of our common stock on December 31, 2016, of $7.47.

(3)	Mr. Lewis’s outstanding equity awards consist of 110,000 restricted stock units which cliff vest two years after the grant date, and 16,666 shares of restricted stock which vest in January 2018.

(4)
The number of shares reported is the target number of performance shares granted in July 2015 and September 2015 that have not yet vested. Each of the performance share grants contain three annual tranches, with a tranche vesting on each anniversary of the date of grant, if the Company meets certain financial metrics. Otherwise, the performance shares may be forfeited. Notwithstanding the foregoing, in the event the Company’s Adjusted EBITDA for fiscal year 2017 is equal to or greater than the Year 3 performance criteria described in the performance share agreement, 100% of the performance shares will vest, contingent upon and subject to the continued full-time employment of Ms. O’Farrell by the Company and/or its subsidiaries through the vesting date. To date, no performance shares have vested, as the performance targets have not been achieved.

(5)	Ms. O’Farrell’s stock awards include 17,500 restricted stock units, which cliff vest three years after the grant date; the remainder of these awards consist of restricted stock.

(6)	Mr. Reddy’s outstanding equity award consists of 10,000 restricted stock units, which cliff vest in two equal annual tranches in June 2017, and June 2018.
Payments upon Certain Events of Termination or Change-in-Control
As described above under “Compensation Discussion and Analysis — Employment Agreements,” and “Severance Plan,” certain of our named executive officers are entitled to receive payments in connection with the termination of their employment by the Company in certain circumstances, or certain equity awards may be subject to accelerated vesting in the event of a change in control. Additionally, our named executive officers hold equity awards issued pursuant to our 2006 LTIP and our 2016 LTIP.

Death or Disability
The following table describes the salary, bonus, and estimated present value of unvested restricted stock, performance share awards, restricted stock units, and cash-settled SARs that would have immediately vested in the event that the named executive officer’s employment was terminated by reason of death or disability on December 31, 2016.

Name	Salary and Bonus ($) (1)	Value of Restricted Stock awards ($)(2)	Value of Restricted Stock Units ($)(3)	Value of Performance Shares ($)	Value of Cash-Settled SARs (3)	Total ($)
Mitchell B. Lewis	784,718	—	821,700	—	—	1,606,418
Susan C. O’Farrell (4) (5)	327,900	—	130,725	—	18,981	477,606
Shyam K. Reddy (5)	778,967	—	74,700	—	17,083	870,750

(1)
In the case of death or disability, Mr. Lewis and Ms. O’Farrell (or, in the case of death, their beneficiaries or estates) are entitled to their accrued and unpaid salary and any annual unpaid bonus earned for the fiscal year prior. In fiscal year 2016, the STIP portion of bonus was paid on March 15, 2017. Mr. Reddy’s beneficiaries or estate would not be entitled to any accrued and unpaid bonus in the event of his death; however, disability is deemed to be an event of “Qualifying Termination” under the Severance Plan.

(2)	In the case of death or disability, Mr. Lewis and Ms. O’Farrell would forfeit any unvested restricted stock awards.

(3)	As of December 31, 2016, the fair value of these awards was computed based on the closing price of our common stock on December 31, 2016, of $7.47.

(4)
In the event of Ms. O’Farrell’s termination from employment with the Company for death or disability, she (or, upon her death, her beneficiary or estate) would have been entitled to vest in the 17,500 performance shares granted on July 20, 2015 and the 3,000 performance shares granted on September 30, 2015 under the same performance criteria, but without the requirement of continued full-time employment through the vesting date. Since the performance criteria had not been met as of December 31, 2016, such performance shares were not included in the above table.

(5)
A pro-rated portion of the cash-settled SARs would vest and automatically be exercised in the case of termination of employment due to death or disability. The fair value of the pro-rated award was computed based on the closing price of our common stock on December 31, 2016, of $7.47.

Termination by the Company “without cause” or by the executive for “good reason”
The following table describes the estimated present value of payments and unvested restricted stock and performance share awards, along with unvested cash-settled SARs that would have been due to the named executive officers in the event that their employment was terminated by the Company due to a “termination without cause” (as defined in the employment agreement or Severance Plan, as the case may be) or by the executive for “good reason” (as defined in the employment agreement or Severance Plan, as the case may be) on December 31, 2016. Such amounts would be payable pursuant to the terms of their agreements with the Company as described in the footnotes to the table as well as above under “Employment Agreements” or pursuant to the terms of the Severance Plan as described above under “Severance Plan.”

Name	Salary and Bonus ($)	Continuing Medical Coverage ($)	Outplacement Services Allowance ($)	Value of Restricted Stock Awards ($)(1)	Value of Restricted Stock Units ($)(1)	Value of Performance Shares ($)	Value of Cash-Settled SARs ($)(4)	Total ($)
Mitchell B. Lewis	2,184,718	11,605	—	398,398	821,700	—	—	3,416,421
Susan C. O’Farrell(2)	742,500	11,605	—	99,605	130,725	—	18,981	1,003,416
Shyam K. Reddy(3)	691,467	—	10,000	—	74,700	—	17,083	793,250

(1)	As of December 31, 2016, the fair value of these awards was computed based on the closing price of our common stock on December 31, 2016, of $7.47.

(2)
Ms. O’Farrell’s performance shares shall remain outstanding and vest based on their terms when and if vested for participants still employed by the Company. Since the performance criteria had not been met as of December 31, 2016, such performance shares were not included in the above table. Ms. O’Farrell’s bonus, in case of termination “without cause” or for “good reason,” is limited to target bonus.

(3)
Includes one year base salary severance payment as per the terms of the Severance Plan, above. Mr. Reddy’s restricted stock units are subject to accelerated vesting in the event of a “Qualifying Termination” under the Severance Plan. Additionally, the Severance Plan includes up to $10,000 in outplacement assistance services.

(4)
A pro-rated portion of cash-settled SARs would vest and be automatically exercised in the case of a termination without cause. The fair value of the pro-rated award was computed based on the closing price of our common stock on December 31, 2016, of $7.47. The SARs agreement does not provide for termination for “good reason”, and all SARs would be forfeited upon a voluntary termination by the executive.

Change in Control
The following table describes the estimated present value of accelerated vesting of unvested restricted stock, performance share awards, restricted stock units, and cash-settled SARs that would have immediately vested in the event that a change in control of the Company occurred on December 31, 2016.

Name	Value of Restricted Stock Awards ($)(1)	Value of Restricted Stock Units ($)	Value of Performance Shares ($)	Value of Cash-Settled SARs($) (4)	Total ($)(1)
Mitchell B. Lewis (1)	398,398	—	—	—	398,398
Susan C. O’Farrell (2)	99,605	—	153,135	70,500	323,240
Shyam K. Reddy (3)	—	—	—	63,450	63,450

(1)
Mr. Lewis’s unvested time-vesting restricted stock awards would vest immediately upon a change in control; however, his restricted stock units would only become vested in the case of a change in control at the sole discretion of the Compensation Committee.

(2)
Ms. O’Farrell’s performance shares vest immediately upon change in control provided continued full-time employment through the change in control event. The fair value of these awards was computed based on the closing price of our common stock on December 31, 2016, of $7.47. Ms. O’Farrell’s unvested time-vesting restricted stock awards would vest immediately upon a change in control; however, vesting of the restricted stock units is not accelerated.

(3)	Mr. Reddy’s restricted stock units are not subject to accelerated vesting in the event of a change in control.

(4)
Cash-settled SARs will immediately vest and be exercised if the Company’s common stock ceases to be publicly traded on an established securities market as a result of a change in control. The fair value of these awards was computed based on the closing price of our common stock on December 31, 2016, of $7.47 and assumes our stock ceases to be publicly traded. If the Company’s common stock continues to be traded on an established securities market after the change in control, the SARs will not be impacted solely by the change in control but will vest if the executive’s employment is terminated following the change in control.

Termination in connection with a Change in Control
Additionally, if a termination in connection with a change in control occurred on December 31, 2016, certain payments for salary, continuing medical coverage, and, when applicable, bonus, would occur. Such amounts would be payable pursuant to the terms of each executive’s agreements with the Company as described in the footnotes to the table as well as above under “Employment Agreements,” or pursuant to the terms of the Severance Plan.

Name	Salary and Bonus ($)	Continuing Medical Coverage ($)	Value of Restricted Stock Awards ($)(1)	Value of Restricted Stock Units ($)(1)	Value of Performance Shares ($)(1)	Value of Cash-Settled SARs ($) (4)	Total ($)
Mitchell B. Lewis	2,884,718	17,408	398,398	821,700	—		4,122,224
Susan C. O’Farrell (2)	1,227,900	17,408	99,605	—	—	70,500	1,415,413
Shyam K. Reddy (3)	691,467	—	—	74,700	—	63,450	829,617

(1)	As of December 31, 2016, the fair value of these awards was computed based on the closing price of our common stock on December 31, 2016, of $7.47.

(2)
Ms. O’Farrell’s performance shares that do not otherwise vest based on Company performance in accordance with their terms would be forfeited in the case of a termination in connection with a change in control. Ms. O’Farrell’s unvested time-vesting restricted stock and restricted stock unit awards would vest immediately upon termination in connection with a change in control.

(3)
The Severance Plan does not refer to termination specifically in connection with a change in control event; however, termination of the executive’s employment without cause or for good reason is a “Qualifying Termination” event under the Severance Plan.

(4)
In the case of termination, other than a voluntary termination by the executive or a termination of the executive for cause, following a change in control, all outstanding unvested cash-settled SARs become immediately vested and exercised. The fair value of these awards was computed based on the closing price of our common stock on December 31, 2016, of $7.47.

In the case of Mr. Lewis and Ms. O’Farrell, any of the Company’s obligations to make cash payments following the termination of their respective employment is contingent upon the executive complying with certain restrictive covenants contained in their respective employment agreements. The restrictive covenants for Mr. Lewis and Ms. O’Farrell prohibit, during periods defined in the agreements and subject to certain limited exceptions, (i) competing with the Company, (ii) employing or soliciting Company employees, (iii) interfering with Company relationships with its customers or vendors and (iv) disclosing or using in an unauthorized manner any of the Company’s confidential or proprietary information. These restrictive covenants generally limit the employee’s competitive activities for a period of one year following the later of the expiration or termination of employment under the employment agreement.
Mr. Reddy is eligible to receive termination benefits as a participant under the Severance Plan. Under the terms of the Severance Plan applicable to Mr. Reddy as in effect as of December 31, 2016, upon a termination of his employment by the Company without cause or a resignation of employment by him for good reason, Mr. Reddy will be entitled to receive: (i) a severance payment equal to one year of his annual base salary in effect immediately prior to the date of termination, payable as salary continuation in accordance with the Company’s normal payroll procedures, and (ii) payment of a pro-rata portion of his annual target bonus for the performance year in which the termination occurs based on the actual performance attained, which pro-rata bonus shall be payable at the time that annual bonuses are paid to other senior executives generally. Receipt of severance under the Severance Plan is subject to execution of an agreement that contains a general release of any and all claims arising out of or related to the employee’s employment with the Company and the termination of employment.
Other events of termination
In the event that any of the named executive officers’ employment is terminated by the executive voluntarily or by the Company “for cause,” we are only obligated to pay the executive his or her salary and provide fringe benefits through the date of termination.

DIRECTOR COMPENSATION FOR 2016
The following table sets forth the compensation for each member of the Board for fiscal 2016, other than Mr. Lewis, whose compensation is reported above in the 2016 Summary Compensation Table.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)($)	All Other Compensation ($)	Total ($)
Dominic DiNapoli	43,654	92,645	—	136,299
Kim S. Fennebresque	85,000	162,058	—	247,058
Richard S. Grant	79,354	90,000	—	169,354
Roy W. Haley (3)	38,462	57,308	—	95,770
Steven F. Mayer	—	—	—	—
Gregory S. Nixon (3)	—	—	—	—
Alan H. Schumacher	85,000	90,000	—	175,000
M. Richard Warner	85,000	90,000	—	175,000

(1)
Our directors who are not current employees of the Company, current employees or members of Cerberus’ operations team, or the Chairman of our Board, referred to as our outside directors, receive an annual director’s retainer fee, which was awarded partially with cash, and partially with restricted stock units, as further described below. Directors who currently are employed by the Company or Cerberus, or who are members of Cerberus’ operations team, generally do not receive consideration for serving as directors, except that all directors are entitled to reimbursement for travel and out-of-pocket expenses in connection with their attendance at board and committee meetings. Although Mr. DiNapoli is a paid consultant of an affiliate of Cerberus, as further discussed below, the Board has agreed to compensate him as an outside director.

Each outside director and Mr. DiNapoli received a cash retainer of $70,000 (pro-rated, in the case of Mr. DiNapoli, for service during 2016). Outside directors also received a fee of $15,000 in cash for serving as chairperson of a committee. The current Chairman of the Board, Mr. Fennebresque, received a cash retainer of $85,000. The former Chairman of the Board, Mr. Haley, received a pro-rated cash retainer based on a $100,000 annualized retainer.
Historically, we have presented only fees paid in the applicable year, not fees earned and unpaid. Therefore, this table includes all fees earned and paid in 2016.

(2)
A portion of the annual director’s retainer fee was awarded in restricted stock units. The amounts in this column were calculated based on the grant date fair value of our common stock, in accordance with FASB ASC Topic 718. These awards consisted of restricted stock units, granted either on March 31, 2016 or May 20, 2016, with a one-year vesting term, and settling at the earlier of retirement from the board of directors or ten years, with the exception of a grant of restricted stock units to Mr. Haley, as described below. The grant date fair value may not be indicative of the ultimate value the executive may receive under these grants.

(3)
Mr. Haley and Mr. Nixon chose not to stand for re-election at the 2016 Annual Meeting, and served on the Board through May 19, 2016. Mr. Nixon, as an employee of Cerberus, did not receive any consideration for his service on the Board, as described above. Mr. Haley received a pro-rated retainer for his service through May 19, 2016, as well as a grant of restricted stock units, which vested immediately and settled on March 31, 2017.

Mr. DiNapoli also received $180,000 from Cerberus Operations and Advisory Company, LLC during fiscal 2016, for, among other things, providing consulting services to its portfolio companies. The Company is not party to the agreement, nor is the Company responsible for any such payments.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of independent directors as required by and in compliance with the listing standards of the NYSE. The Audit Committee operates under a written charter which is posted on the Company’s website at www.BlueLinxCo.com. The role of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the preparation, presentation, and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures; and establishing and maintaining internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting, and expressing an opinion on the conformity of those financial statements and internal control over financial reporting with United States generally accepted accounting principles and the standards of the Public Company Accounting Oversight Board.
The Audit Committee held eight meetings during the year. The Audit Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent registered public accounting firm and with the appropriate financial personnel. The Audit Committee also met privately with the independent registered public accounting firm, which has unrestricted access to the Audit Committee. The Audit Committee of the Board of Directors has reviewed and discussed the Company’s audited financial statements as of and for the fiscal year ended December 31, 2016, with management and the Company’s independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Auditing Standard No. 16, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has also discussed with the independent registered public accounting firm its independence. Based on the review of the Auditor’s Letter Of Independence, the Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
Based on the reports and discussions described above, the Audit Committee has recommended to the Board that the Company’s audited financial statements be included in its annual report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.
Respectfully Submitted by:

The Audit Committee of the
Board of Directors:

Alan H. Schumacher, Chairman
Kim S. Fennebresque
Richard S. Grant

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval or Ratification of Related Person Transactions
Our legal department, Corporate Secretary, and Nominating and Governance Committee are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, certain of our stockholders, or their immediate family members are participants to determine whether any of these “related persons” had or will have a direct or indirect material interest. In order to identify potential related person transactions, our legal department annually prepares and distributes to all directors and executive officers a written questionnaire which includes questions intended to elicit information about any related person transactions. Information regarding transactions with related persons or any violation of policy, including transactions involving a potential conflict of interest in violation of our Code of Ethical Conduct, may be anonymously reported by employees through our Business Conduct and Ethics Hotline.
If a related person transaction is identified by the legal department as one which must be reported in our Annual Report on Form 10-K or our Proxy Statement, as applicable, pursuant to applicable SEC regulations, we present the transaction to the Nominating and Governance Committee for its review and approval or ratification. In evaluating related person transactions, our Nominating and Governance Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Nominating and Governance Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.
Cerberus, our majority stockholder, retains consultants who specialize in operations management and support and who provide Cerberus with consulting advice concerning portfolio companies in which funds and accounts managed by Cerberus or its affiliates have invested. From time to time, Cerberus makes the services of these consultants available to Cerberus portfolio companies. We have normal service, purchase, and sales arrangements with other entities that are owned or controlled by Cerberus. We believe that these transactions are not material to our results of operations or financial position.
For fiscal 2016 there were no material fees incurred for services provided by Cerberus.
CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICAL CONDUCT
Our corporate governance guidelines, as in effect from time to time, may be found on our website, www.BlueLinxCo.com. Our Board intends to review its corporate governance principles, Board committee charters and other aspects of governance as often as necessary to remain current in all aspects of corporate governance for similarly situated companies.
Our Board has adopted a policy to self-evaluate its performance on an annual basis.
Our Code of Ethical Conduct, applicable to all employees and officers as well as members of our Board, as in effect from time to time, may be found on our website, www.BlueLinxCo.com. Any amendment to or waiver of our Code of Ethical Conduct for any Board member, our Chief Executive Officer, our Chief Financial Officer as well as any other executive officer will be disclosed on our website, www.BlueLinxCo.com. Additionally, our corporate governance guidelines and Code of Ethical Conduct are available in print to any stockholder who requests them by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339.
Our Code of Ethical Conduct provides a procedure by which employees and others may directly or anonymously, through a secure toll-free phone number, inform our management and/or the Audit Committee of any alleged violation of our Code of Ethical Conduct, including any allegations of accounting fraud. Reporting employees are protected from retaliation and any other form of adverse action.

SUBMISSION OF STOCKHOLDER PROPOSALS
We currently expect to hold our 2018 annual meeting of stockholders in May 2018. There are two different deadlines for submitting stockholder proposals for the 2018 meeting. First, if you wish to have a proposal considered for inclusion in next year’s proxy statement, you must submit the proposal in writing so that we receive it by December 18, 2017. Proposals should be addressed to our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Exchange Act.
In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at the 2018 annual meeting must give us timely written notice. This notice must comply with applicable laws and our bylaws. Copies of our bylaws are available to stockholders free of charge on request to our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. To be timely, notice shall be delivered to our secretary before February16, 2018, but no earlier than January 17, 2018; provided, that, in the event the date of the 2018 annual meeting is more than 30 days before or more than 70 days after the anniversary date of the 2017 Annual Meeting, notice by the stockholder must be delivered no earlier than 120 days before the 2018 annual meeting and no later than the later of 90 days before the 2018 annual meeting or 10 days following the day on which we make public announcement of the date of such meeting. The public announcement of an adjournment or postponement of an annual meeting of stockholders shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
DELIVERY OF PROXY MATERIALS
To reduce the expenses of delivering duplicate proxy materials to stockholders, we are relying upon SEC rules that permit us to deliver only one proxy statement and annual report to multiple stockholders who share an address, unless we receive contrary instructions from any stockholder at that address. All stockholders sharing an address will continue to receive separate proxy cards based on their registered ownership of our common stock. Any stockholder sharing such an address who does not receive an individual proxy statement and annual report may write or call us as specified below, and we will promptly send the materials to the stockholder at no cost. For future meetings, a stockholder may request separate copies of our proxy statement and annual report, or request that we only send one set of these materials if the stockholder is receiving multiple copies, by writing to the Board of Directors, in care of our Corporate Secretary, BlueLinx Holdings Inc., 4300 Wildwood Parkway, Atlanta, Georgia 30339, or by telephoning the Company at 770-953-7000.
FORM 10-K
Our Form 10-K for fiscal 2016, which is part of our Annual Report to Stockholders, including the financial statements and a list of exhibits, is enclosed with this proxy statement. Copies of exhibits filed with our Form 10-K are available upon written request without charge. Requests should be sent to BlueLinx Holdings Inc., attn: Investor Relations, 4300 Wildwood Parkway, Atlanta, Georgia 30339. They are also available, free of charge, at the SEC’s website, www.sec.gov.

APPENDIX A

BLUELINX HOLDINGS INC
SHORT-TERM INCENTIVE PLAN

(Amended and Restated January 1, 2017)

1. PURPOSE AND ESTABLISHMENT

1.1 Purpose. The purpose of this Plan is to permit the Company, through awards of annual Bonuses, to reinforce the importance of teamwork for corporate success and to motivate Employees to achieve maximum profitability and success of the Company. Under the Plan, the incentive compensation “pool” will be funded based solely on performance as measured against established business and/or financial goals at multiple Organizational Levels. Once funded, a designated percentage of the incentive compensation “pool” will be allocated pro rata based on the actual performance of the applicable Organizational Level, with the remainder allocated in the discretion of management to reward individual performance. The Plan is intended to permit the payment of annual Bonuses to the CEO and the other Executive Officers that are deductible as Performance-Based Compensation, and the terms of this Plan shall be construed to the maximum extent possible so as to permit the payment of Bonuses to the CEO and the other Executive Officers that will qualify as Performance-Based Compensation.

1.2 Effective Date. The Plan, as amended and restated herein, is effective as of January 1, 2017, subject to approval of the Plan by the stockholders of the Company at the Company’s 2017 Annual Meeting of Stockholders. The material terms of this Plan shall be disclosed to the stockholders of the Company for approval in accordance with Section 162(m) of the Code. This Plan, with respect to any Bonuses payable hereunder to the CEO and the other Executive Officers, shall be null and void if stockholder approval is not so obtained at the Company’s 2017 Annual Meeting of Stockholders.

2. DEFINITIONS

2.1 “Achieved Performance Percentage” means, with respect to each Performance Measure applicable to an Organizational Level for a Fiscal Year, such Organizational Level’s actual performance expressed as a percentage of the “target” Performance Goal. Where an Organizational Level’s performance falls between Performance Goal levels, the Achieved Performance Percentage shall be determined by interpolation. If the actual performance with respect to a Performance Goal for an Organizational Level is less than “threshold,” then the Achieved Performance Percentage with respect to that Performance Measure shall be zero. If the actual performance with respect to a Performance Goal for an Organizational Level is more than the “maximum,” then the Achieved Performance Percentage with respect to that Performance Measure shall be determined at such maximum level.

2.2 “Administrator” means the Board of Directors, or a committee of the Board of Directors, duly appointed to administer the Plan. For purposes of this Plan, the Committee shall administer the Plan with respect to the CEO and the other Executive Officers for Bonuses that are intended to constitute Performance-Based Compensation. The Administrator, in its sole discretion, may appoint one or more individuals who are not members of the Board of Directors or the Committee to administer the Plan on its behalf, except that the Committee remains responsible for approving all aspects of the Plan that may affect the compensation of the CEO or any of the other Executive Officers that is intended to constitute Performance-Based Compensation, and the Committee may not delegate its authority and/or power with respect to any Bonuses that are intended to qualify as Performance-Based Compensation.

2.3 “Board of Directors” shall mean the Board of Directors of the Company.

2.4 “Bonus” shall mean the amount payable to a Participant as determined by the Administrator in accordance with this Plan as an annual Bonus for any Fiscal Year.

2.5 “Bonus Pool” means the total dollar amount determined in Section 4.2 which will fund the Plan and be available for allocation pursuant to Section 5.

2.6 “CEO” means the Chief Executive Officer of BlueLinx Holdings Inc.

2.7 “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

2.8 “Committee” means a sub-committee of the Compensation Committee of the Board of Directors of BlueLinx Holdings Inc., which will consist of two (2) or more persons, all of whom shall be “outside directors” within the meaning of Section 162(m) of the Code, to the extent necessary to permit Bonuses to be awarded under the Plan that are intended to qualify as Performance-Based Compensation, or the Compensation Committee of the Board of Directors itself if no such sub-committee exists.

2.9 “Compensation” means a Participant’s annualized rate of pay as of December 31 of the applicable calendar year.

2.10 “Company” means BlueLinx Holdings Inc. and its Subsidiaries.

2.11 “Employee” means any exempt full-time, salaried employee of the Company.

2.12 “Executive Officer” means a Participant who has been designated as an executive officer by the Company’s Board of Directors. An Executive Officer, for purposes of the Plan, shall include, at a minimum, any Participant who, as of the last day of the Fiscal Year, is, or is expected to be, the CEO of the Company (or is acting in such capacity) or one of the three (3) highest compensated officers of the Company (other than the CEO or the Chief Financial Officer) or is otherwise one of the group of “covered employees” as defined under Section 162(m) of the Code.

2.13 “Fiscal Year” means the fiscal year of the Company upon which the applicable standards for determining the Bonus Pool will be measured. Notwithstanding the foregoing, the Administrator may calculate Bonuses on a period of less than the Fiscal Year.

2.14 “Organizational Level” means a level of the Company’s organizational structure identified by the Administrator for purposes of measuring performance under the terms of this Plan for a Fiscal Year.

2.15 “Participant” means an Employee of the Company who, for a given Fiscal Year, has been selected to participate in the Plan by the Administrator.

2.16 “Participant Funding Amount” means the amount calculated with respect to each Participant under Section 4.2(b).

2.17 “Performance-Based Compensation” means compensation that is payable to the CEO or any of the other Executive Officers and that satisfies the requirements of Section 162(m) of the Code for “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

2.18 “Performance Goal” means the financial or business goals established with respect to each Performance Measure applicable to an Organizational Level for a Fiscal Year.

2.19 “Performance Measure” means the criteria selected by the Administrator for a Fiscal Year to measure performance at an Organizational Level. The Performance Measures are set forth hereto in Exhibit A. The Committee must approve the Performance Measures applicable to any Organizational Level in which the CEO or any other Executive Officer is included for any Bonuses that are intended to constitute Performance-Based Compensation.

2.20 “Performance Measure Weighting Percentage” means the percentage weighting accorded to each Performance Measure applicable to an Organizational Level. The total of the Performance Measure Weighting Percentages shall equal one hundred percent (100%).

2.21 “Plan” means the BlueLinx Holdings Inc. Short-Term Incentive Plan as set forth in this document, as amended from time to time.

2.22 “Primary Organizational Level” means the Organizational Level with respect to which a Participant has primary responsibility or to which he or she is most closely aligned.

2.23 “Primary Level Weighting Percentage” means the percentage weighting given to a Participant’s Primary Organizational Level. The total of the Primary Level Weighting Percentage and the Secondary Level Weighting Percentage(s), if any, shall equal one hundred percent (100%).

2.24 “Secondary Level Weighting Percentage” means the percentage weighting given to the performance of one or more Secondary Organizational Levels. The total of the Primary Level Weighting Percentage and the Secondary Level Weighting Percentage(s), if any, shall equal one hundred percent (100%).

2.25 “Secondary Organizational Level” means a level of the Company’s organizational structure to which the Participant has significant (but not primary) responsibility or alignment.

2.26 “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with BlueLinx Holdings Inc., if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the corporations in the chain, (b) any limited partnership, if the Company or any corporation described in (a) above owns a majority of the general partnership interests and a majority of limited partnership interests entitled to vote on the removal and replacement of the general partner and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in (a) above, or any limited partnership listed in (c) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.27 “Target Bonus Percentage” means the percentage of a Participant’s Compensation that will be contributed to the Bonus Pool under this Plan if the Participant’s Organizational Level(s) achieves the “target” performance level with respect to each applicable Performance Goal. The Administrator will establish the Target Bonus Percentages for each Fiscal Year.

3. Administration

(a)
The Plan shall be administered by the Administrator, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to determine the amount of any Bonuses (subject to the terms and conditions hereof) and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Administrator’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, any Participants, former Participants or their designated beneficiaries, and other employees of the Company.

(b)
It is the intention of the Company that, to the extent that Section 162(m) of the Code could operate to result in the loss of a deduction to the Company on its federal income tax return for any Bonuses to be paid under this Plan to the CEO or any other Executive Officers, steps may be taken so that the Bonuses will constitute Performance-Based Compensation. Notwithstanding the foregoing, however, the Plan permits the payment of Bonuses that are not intended to constitute Performance-Based Compensation.

4. Determination of Bonus Pool

4.1 Determination of Standards. Not later than the ninetieth (90th) day of each Fiscal Year (and before twenty-five percent (25%) of the related service period has elapsed), the Administrator will determine, in its discretion:

(a)	The applicable Performance Measures applicable to each Organizational Level;

(b)	The applicable Performance Measure Weighting Percentage for each Performance Measure at each Organizational Level;

(c)	The applicable Primary Level Weighting Percentage for each Organizational Level;

(d)	The applicable Secondary Level Weighting Percentage, if any, for each Organizational Level;

(e)	The threshold, target and maximum Performance Goals with respect to each Performance Measure established for an Organizational Level;

(f)	Each Participant’s Target Bonus Percentage; and

(g)	Whether the Bonuses payable to the CEO and the other Executive Officers are intended to constitute Performance-Based Compensation.

The Committee must approve all of the foregoing standards applicable to the CEO and the other Executive Officers for any Bonuses that are intended to constitute Performance-Based Compensation. Any and all determinations under this Plan with respect to the CEO and any other Executive Officers for any Bonuses that are intended to constitute Performance-Based Compensation shall be made exclusively by the Committee who, at that time, will be comprised of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

The standards must be (i) objectively determinable and established in writing within the time period described above, (ii) uncertain of achievement at the time they are established, (iii) such that their achievement is determinable by a third party with knowledge of the relevant facts, and (iv) for the CEO and the other Executive Officers for any Bonuses that are intended to constitute Performance-Based Compensation, otherwise consistent with the requirements for Performance- Based Compensation. The standards may be measured on a Company, Subsidiary, affiliate, division, business unit, service line, segment or geographic basis or any combination thereof. The standards may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or published or special indexes or other external measures. The standards may include or exclude any unusual or infrequently occurring items and may provide for other categories of adjustments including those in Section 8 below. The standards may, but need not be, based upon an increase or positive result under any of the foregoing criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific criteria). The standards for any Bonuses that are intended to constitute Performance-Based Compensation may not include solely the mere continued employment of the Participant. However, any Bonus under the Plan may become payable contingent on the Participant’s continuing employment, or employment as of the time the Bonus becomes payable, in addition to achievement of the standards described herein.

4.2 Funding of Bonus Pool.

(a)
The Bonus Pool shall equal the sum of the Participant Funding Amounts as calculated in 4.2(b) below for each Participant in the Plan for a Fiscal Year. Following determination of the total amount of the Bonus Pool, such Bonus Pool shall be allocated in accordance with Section 5.

(b)	The Participant Funding Amount shall be calculated as follows:

(i)
multiply the Achieved Performance Percentage determined for each Performance Measure applicable to the Participant’s Primary Organizational Level by the Performance Measurement Weighting Percentage assigned to each such Performance Measure;

(ii)	multiply the sum of the results determined in (i) above by the Primary Level Weighting Percentage applicable to the Participant;

(iii)
where a Participant’s performance is based in part on the performance of one or more Secondary Organizational Levels, repeat step (i) above with respect to each Secondary Organizational Level and multiply the result by the applicable Secondary Level Weighting Percentage;

(iv)	multiply the sum of (ii) and (iii) above by the product of Participant’s Target Bonus Percentage, as adjusted if applicable, and Participant’s Compensation.

5. Allocation of Bonus Pool

5.1 General. The Bonus Pool shall consist of a “Discretionary Component” and a “Non- Discretionary Component.” Not later than the ninetieth (90th) day of each Fiscal Year (and before twenty-five percent (25%) of the related service period has elapsed), the Administrator will determine the percentage of the Bonus Pool to be allocated to the Discretionary Component (the “Discretionary Allocation Percentage”) and the percentage to be allocated to the Non- Discretionary Component (the “Non-Discretionary Allocation Percentage”).

5.2 Discretionary Allocation. The Discretionary Component of the Bonus Pool for a Fiscal Year shall equal the total Bonus Pool multiplied by the Discretionary Allocation Percentage for such Fiscal Year. The Administrator in its discretion shall determine the amount of the Discretionary Component, if any, to award each Participant (other than the CEO and any other Executive Officer) after reviewing his or her individual performance and contribution to the Company. The amount of the Discretionary Component awarded to the CEO or any other Executive Officer shall be equal to his or her Participant Funding Amount multiplied by the Discretionary Allocation Percentage, which amount then shall be subject to adjustment (but not increases for any Bonuses that are intended to constitute Performance-Based Compensation) by the Committee, in its sole discretion, after reviewing his or her individual performance and contribution to the Company. The Committee retains the discretion to reduce (but not increase) the amount of any Discretionary Component otherwise awarded to the CEO or any other Executive Officer that is intended to constitute Performance-Based Compensation (including a reduction in such amount to zero). Notwithstanding the foregoing, the Committee may not increase the amount of any Discretionary Component otherwise awarded to the CEO or any other Executive Officer that is not intended to constitute Performance-Based Compensation if such increase in the Discretionary Component is as a result of, or the facts and circumstances indicate that such increase of the Discretionary Component is because of, the failure to achieve the Performance Measures upon which Bonuses for the same Fiscal Year which were intended to constitute Performance-Based Compensation were based.

5.3 Non-Discretionary Allocation. The Non-Discretionary Component of the Bonus Pool for a Fiscal Year shall equal the total Bonus Pool multiplied by the Non-Discretionary Allocation Percentage for such Fiscal Year. The Non-Discretionary Component of the Bonus Pool shall be allocated among Participants in an amount equal to his or her Participant Funding Amount multiplied by the Non-Discretionary Allocation Percentage. Notwithstanding the foregoing, in the event that the Administrator determines that a Participant’s performance warrants a lesser incentive compensation payment, such Participant’s allocation as described in this Section 5.3 may be reduced or forfeited. In no event may the Non-Discretionary Component of the Bonus Pool be increased.

5.4 Maximum Limits. Notwithstanding any other provision of the Plan to the contrary, in no event shall (i) any Bonus payable to the CEO under the Plan for any Fiscal Year that is intended to constitute Performance-Based Compensation exceed Three Million Dollars ($3,000,000); or (ii) any Bonus payable to any Executive Officer (other than the CEO) under the Plan for any Fiscal Year that is intended to constitute Performance-Based Compensation exceed Two Million dollars ($2,000,000).

5.5 Certification. As soon as reasonably practicable, but no later than two and one-half (2½) months, after the end of the Fiscal Year, and before payment of any Bonuses, the Administrator shall determine the achievement of the various standards and the amount of the Bonus to be paid to the Participants for such Fiscal Year and shall certify such determinations in writing. The Administrator’s certification, with respect to Bonuses payable to the CEO and the other Executive Officers that are intended to constitute Performance-Based Compensation, will be in compliance with the requirements with Section 162(m) of the Code, so that any such Bonuses payable under the Plan to the CEO and the other Executive Officers will qualify as Performance-Based Compensation. Notwithstanding the foregoing, after the delivery of the certification described herein, the Administrator may, in its sole and absolute discretion, adjust any Bonus payable for such Fiscal Year, as described herein, except that the Administrator may not (i) increase any Bonuses that are intended to constitute Performance-Based Compensation or (ii) increase any Bonuses that are not intended to constitute Performance-Based Compensation as a result of, or where the facts and circumstances indicate that such increase is because of, the failure to achieve the Performance Measures upon which Bonuses for the same Fiscal Year which were intended to constitute Performance-Based Compensation were based.

6. Payment of Awards

6.1 General. Bonuses will be paid as soon as administratively practicable after the calculation and allocation of the Bonus Pool as described above for each Fiscal Year, but in no event later than two and one half (2½) months following the end of the Fiscal Year to which the Bonuses relate. Each Bonus shall be paid in cash in a single lump sum. Except as provided in Section 6.3, no Bonus will be payable under this Plan for a Fiscal Year to any Participant who (i) voluntarily terminates his or her employment with the Company during that Fiscal Year or (ii) is involuntarily terminated by the Company for any reason during that Fiscal Year.

6.2 Prorated Bonus. A Participant will be entitled to a Bonus for a Fiscal Year, which is prorated to reflect the period actually worked during that year and which will be payable at the same time Bonuses for other Participants are paid for that Fiscal Year, if the Participant is added as a Participant prior to the first day of the tenth (10th) month of the applicable Fiscal Year by act of the Administrator, so long as such authority to add the CEO or any other Executive Officer does not cause any Bonuses payable under the Plan that are intended to constitute Performance- Based Compensation to fail to qualify as Performance-Based Compensation.

6.3 Limitations with Respect to Bonuses.

(a)
No Participant shall have any right to receive payment of any Bonus unless the Participant remains in the employ or service of the Company though the date on which the applicable Bonus is paid; provided, however, that the Administrator may, in its sole discretion, pay all or part of a Bonus to any Participant whose employment or service with the Company or its Subsidiaries is terminated prior to such date for any reason, unless such authority would result in any such Bonuses payable to the CEO or any of the other Executive Officers that are intended to constitute Performance-Based Compensation to fail to qualify as Performance-Based Compensation, in which event the Administrator will have no such discretion with respect to the CEO or any other Executive Officer for any Bonuses intended to constitute Performance-Based Compensation. The determination of the Administrator shall be final, binding and conclusive.

(b)
In no event shall Participants, as a group, receive Bonuses in excess of 100% of the Bonus Pool for any Fiscal Year. Each Participant’s Bonus shall be reduced pro rata in the event that the foregoing 100% limitation is exceeded.

7. Designation of Beneficiary

A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant’s death prior to the payment of any Bonus earned hereunder, shall receive such payment when due under the Plan. Such designation shall be made by the Participant on a form prescribed by the Administrator. The Participant may at any time change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Company. If the Participant does not designate a beneficiary or the designated beneficiary dies prior to the payment of any Bonus, any amounts remaining to be paid shall be paid to the Participant’s estate.

8. Adjustments

If any standards or other criterion upon which Bonuses for any Fiscal Year are based shall have been affected by special factors, including, but not limited to, (a) any merger, consolidation, sale of assets, reorganization, business combination or similar event involving the Company, (b) material changes in accounting policies or practices, (c) material acquisitions or dispositions of property, or (d) other unusual or unplanned items, which in the Administrator’s judgment should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Administrator shall, for purposes of the Plan, adjust such standards or other criterion for such Fiscal Year (and subsequent Fiscal Years, as appropriate) and make credits, payments and reductions accordingly under the Plan. Notwithstanding the foregoing, none of the foregoing adjustments shall be authorized or made with respect to any Bonuses payable to the CEO or any other Executive Officer for any Bonuses that are intended to constitute Performance-Based Compensation, if the existence of such authority with regard to Bonuses payable under the Plan to the CEO or any other Executive Officers would cause such Bonuses to otherwise fail to qualify as Performance-Based Compensation. All such adjustments shall be undertaken in a manner that will not result in the Bonuses payable to the CEO or any other Executive Officers for any Bonuses intended to constitute Performance-Based Compensation to otherwise fail to qualify as Performance-Based Compensation.

9. Amendment or Termination

The Board expressly reserves the right to amend or terminate the Plan at any time. Notwithstanding the foregoing, no such amendment shall be effective without the approval of the stockholders of the Company to the extent required to satisfy the requirements of Section 162(m) of the Code, and provided further that any such amendment shall not, after the ninetieth (90th) day of the Fiscal Year (or, if earlier, after twenty-five percent (25%) of the service period has elapsed), cause any Bonus payable under the Plan for such Fiscal Year to the CEO or the other Executive Officers that are intended to constitute Performance-Based Compensation to be increased as compared to the amount that would have been paid in accordance with the terms established within such period.

10. Miscellaneous

10.1 Bonuses Unfunded. It is the intention of the Company that the Plan shall be considered unfunded for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended. The Company shall not be required to set aside assets in trust or to establish any special segregation of assets to assure payment of Bonuses. Any Bonuses payable pursuant to the Plan (if any) shall be paid solely from the general assets of the Company.

10.2 Taxation of Bonuses. The Company shall have the right to deduct at the time of payment of any Bonus any amounts required by law to be withheld for the payment of federal, state, local or foreign taxes, social insurance contributions, benefit plan contributions or other required withholdings.

10.3 Spendthrift Clause. A Participant may not assign, anticipate, alienate, commute, pledge or encumber any Bonus to which he or she may become entitled under the Plan, nor are the Bonuses subject to attachment or garnishment by any creditor.

10.4 No Contract of Employment. Participation in this Plan shall not constitute an agreement (a) of the Participant to remain in the employ of and to render his/her services to the Company or (b) of the Company to continue to employ such Participant, and the Company may terminate the employment of a Participant at any time with or without cause.

10.5 Deletion of Participants. Notwithstanding anything in this Plan to the contrary, the CEO in his sole discretion may delete any Employee from the Participant group for a Fiscal Year.
No Interest on Bonus Payment. If the Company for any reason fails to make payment of a Bonus at the time such Bonus becomes payable, the Company shall not be liable for any interest or other charges thereon.

10.6 Governing Law. Except where federal law is applicable, the provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Georgia.

10.7 Severability. If any provision of this Plan is found to be illegal or invalid, the Administrator shall have discretion to sever that provision from this Plan and, thereupon, such provision shall not be deemed to be a part of this Plan.

10.8 Limitation of Liability. No member of the Board of Directors or the Committee, and no officer, employee, consultant or agent of the Company, shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, employee, consultant or agent, or, except in circumstances involving bad faith, for anything done or omitted to be done in the administration of the Plan.

10.9 Duration of Plan. The Plan shall commence on the date specified herein, and subject to Section 9 above (regarding the Board’s right to amend or terminate the Plan at any time) shall remain in effect thereafter. So long as the Plan remains in effect, it shall be re- submitted to the stockholders of the Company at least once every five (5) years as required by Section 162(m) of the Code to permit the payment of Bonuses to the CEO and the other Executive Officers that will qualify as Performance-Based Compensation.

10.11 Section 162(m) Compliance. It is the intent of the Company that the Plan and any Bonuses payable under the Plan to Participants who are or may become persons whose compensation is subject to Section 162(m) of the Code and that are intended to constitute Performance-Based Compensation satisfy any applicable requirements of Section 162(m) of the Code to qualify as Performance-Based Compensation. Any provision, application or interpretation of the Plan inconsistent with this intent shall be disregarded or deemed to be amended to the extent necessary to conform to such requirements. Any Bonuses that are intended to constitute Performance-Based Compensation may only become payable if the applicable Performance Measures are obtained. Bonuses that are intended to constitute Performance-Based Compensation that are only nominally or partially contingent on obtaining the Performance Measures may not be awarded under the Plan. However, the Company may pay discretionary bonuses, or other types of compensation, inside or outside the Plan, which may or may not be deductible. In no event, however, may the CEO or any other Executive Officer be entitled to a Bonus under the Plan under two arrangements, where payment under the Bonus that is not intended to be Performance-Based Compensation is contingent upon the failure to meet the Performance Measures upon which the Bonuses that are intended to constitute Performance- Based Compensation are based. The provisions of the Plan may be bifurcated by the Board or the Committee at any time, so that certain provisions of the Plan, or any Bonus, required in order to satisfy the requirements of Section 162(m) of the Code are only applicable to Participants whose compensation is subject to 162(m) of the Code.

10.12 Section 409A. To the extent that any Bonus under the Plan is subject to Section 409A of the Code, the terms and administration of such Bonus shall comply with the provisions of Section 409A of the Code and any good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced or terminated at the discretion of the Committee. Notwithstanding the foregoing, the Company shall not be liable to any Participant if any Bonus payable under the Plan is considered non-qualified deferred compensation subject to Section 409A of the Code and otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

10.13 Change of Control. In the event of a change of control of the Company during any Fiscal Year, the Administrator may, in its sole discretion, take such action with respect to the Plan and any Bonuses payable for such Fiscal Year or portion of the Fiscal Year as the Administrator determines is in the best interest of the Company.
Performance Measures

(a)	Net earnings or net income (before or after taxes, depreciation and amortization);

(b)	Earnings per share;

(c)	Net sales or revenues or growth in net sales or revenues;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return (net or gross) on assets, capital, working capital, inventory, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow returns on investment);

(g)	Earnings measures (including, but not limited to, earnings before interest and taxes (EBIT), earnings before interest,

taxes, depreciation and/or amortization (EBITDA), earnings before interest, taxes, depreciation, amortization, and restructuring or rent costs (EBITDAR), or adjusted EBIT, EBITDA, or EBITDAR);

(h)	Gross or operating margins;

(i)	Productivity measures or ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense target;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction;

(p)	Working capital targets;

(q)	Debt, debt/capital ratio, debt to equity ratio, or debt reduction; and

(r)	Economic value added or EVA® (net operating profits after tax minus the sum of capital multiplied by the cost of capital).

Appendix C
FORM OF PROXY CARD

BLUELINX HOLDINGS INC.
Annual Meeting of Stockholders
May 18, 2017 11:00 AM EASTERN TIME

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints Shyam K. Reddy and Mitchell B. Lewis, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of BlueLinx Holdings Inc. held of record by the undersigned on April 12, 2017, at the Annual Meeting of Stockholders of BlueLinx Holdings Inc. to be held on May 18, 2017, and at any and all adjournments or postponements thereof. The Board of Directors recommends voting FOR its nominees for director, FOR proposals 2, 3, and 5, and for 1 YEAR on proposal 4. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the Board’s nominees for director in Proposal 1, FOR Proposals 2, 3, and 5, and for 1 YEAR on proposal 4.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

BLUELINX HOLDINGS INC. 4300 WILDWOOD PARKWAY ATLANTA, GA 30339 ATTN: SHYAM REDDY	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐

Nominees

01	Dominic DiNapoli	02	Kim S. Fennebresque	03	Mitchell B. Lewis
04	Steven F. Mayer	05	Alan H. Schumacher	06	J. David Smith
The Board of Directors recommends you vote FOR proposals 2 and 3:

		For	Against	Abstain
2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for fiscal year 2017.	☐	☐	☐
3.	To approve the non-binding, advisory resolution regarding the executive compensation described in this Proxy Statement.	☐	☐	☐
The Board of Directors recommends you vote for 1 YEAR on the following proposal:
		1 year	2 years	3 years	Abstain
4.	To recommend, by non-binding, advisory vote the frequency of future non-binding, advisory votes on executive compensation.	☐	☐	☐	☐
The Board of Directors recommends you vote FOR Proposal 5:
		For	Against	Abstain
5.	To approve the BlueLinx Holdings Inc. 2017 Amended and Restated Short-Term Incentive Plan.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

For address change/comments, mark here. (see reverse for instructions)	☐
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.